                              15 SEPTEMBER 1994



                               AKZO NOBEL A.B.



                               AKZO NOBEL N.V.



                             CAMBREX CORPORATION

                      _________________________________

                                  AGREEMENT
                         for the sale and purchase of
                         the issued share capital of
                               NOBEL CHEMICALS
                              INTERNATIONAL A.B.
                      _________________________________





                                 FRESHFIELDS

                                    CONTENTS

Clause                                                                                          Page

1.  DEFINITIONS AND INTERPRETATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

2.  SALE AND PURCHASE OF THE SHARES AND PRICE  . . . . . . . . . . . . . . . . . . . . . . . . .  9

3.  CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

4.  PRE-CLOSING UNDERTAKINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

5.  CLOSING    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

6.  CLOSING ACCOUNTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

7.  POST-CLOSING UNDERTAKINGS AND USE OF THE "NOBEL" NAME  . . . . . . . . . . . . . . . . . . . 19

8.  RESTRICTIONS ON SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

9.  SELLER'S WARRANTIES AND INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

10. LIMITATIONS ON CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

11. BUYER'S AND CAMBREX'S RIGHTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

12. BUYER'S WARRANTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

13. ENVIRONMENTAL INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

14. PENSION SCHEMES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

15. GROSSING UP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

16. ENTIRE AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

17. VARIATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

18. ASSIGNMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

19. ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

20. COSTS      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

21. INVALIDITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

22. COUNTERPARTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

23. PARENT COMPANY GUARANTEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43


24. WAIVER     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

25. FURTHER ASSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

26. NOTICES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

27. GOVERNING LAW AND JURISDICTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

SCHEDULE 1   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

   THE COMPANY, THE SUBSIDIARY AND THE SALES COMPANIES . . . . . . . . . . . . . . . . . . . . . 47
SCHEDULE 2   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

   THE WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   PART A : GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   PART B: PROPERTY WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
   PART C: ENVIRONMENTAL WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
   PART D:  TAX WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
SCHEDULE 3   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81

   CLOSING ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
SCHEDULE 4   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85

   THE BANK ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
SCHEDULE 5   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87

   CLOSING EXCHANGE RATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
SCHEDULE 6   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88

   APPROVED PROJECTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
SCHEDULE 7   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89

   KEY EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
SCHEDULE 8   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90

   BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 90
SCHEDULE 9   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91

   DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91

THIS AGREEMENT is made on 15 September 1994

BETWEEN:

(1) Akzo Nobel A.B., a corporation organised and existing under the laws of Sweden, having its principal office at Stockholm, Sweden (the SELLER);

(2) Akzo Nobel N.V., a corporation organised and existing under the laws of the Netherlands, having its principal office at Arnhem, the Netherlands (AKZO);

(3) Cambrex Corporation, a corporation organised and existing under the laws of the State of Delaware, having its principal office at One Meadowlands Plaza, East Rutherford, New Jersey, USA (CAMBREX).

(A) Whereas the Seller owns the entire corporate capital of Nobel Chemicals International A.B., (registered number 556002-7756) a corporation organised and existing under the laws of Sweden having its principal office at Karlskoga, Sweden (the COMPANY) and the Seller operates a Business Unit Nobel Pharma Chemistry comprising the Company and a number of subsidiary companies, including Nobel Chemicals A.B..

(B) Whereas Nobel Chemicals A.B., (registered number 556013-6235) (the SUBSIDIARY) is a corporation organised and existing under the laws of Sweden and having its principal office at Karlskoga.

(C) Whereas Akzo owns, indirectly, ninety-nine per cent (99%) of the corporate capital of the Seller.

(D) Whereas the Seller owns, indirectly, the entire corporate capital of the following companies:

(a) Nobel Chemicals GmbH, a corporation organised and existing under the laws of Germany and having its principal office at Taufkirchen;

(b) Nobel Chemicals Limited, a corporation organised and existing under the laws of England and Wales and having its principal office at St Albans, Herts, England;

(c) Nobel Chemicals, Inc., a corporation organised and existing under the laws of the State of Delaware and having its principal office at Charleston, South Carolina, USA,

(the companies referred to in paragraphs (a), (b) and (c) of this recital (D) collectively being referred to as the SALES COMPANIES).

(E) Whereas Akzo desires to procure the sale, on or before the Closing Date, of the Sales Companies to the Company.

(F) Whereas the Seller desires to sell and the Buyer desires to buy all of the issued share capital of the Company for the consideration and upon the terms set out in this Agreement.

(G) Whereas Akzo further desires to procure the sale to Cambrex and Cambrex desires to purchase, directly or indirectly, all of the issued corporate capital of PROFARMACO NOBEL S.R.L. (PROFARMACO), a corporation organised and existing under the laws of Italy.

NOW THEREFORE, in consideration of the promises and the mutual covenants, agreements, representations and warranties contained in this Agreement the parties agree as follows:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, the following expressions shall have the meanings hereby assigned to them:

ACCOUNTS means in relation to any financial year of any member of the Acquired
Group:

(a) the audited balance sheet of any member of the Acquired Group as at the Accounts Date in respect of that financial year; and

(b) the audited profit and loss account of any member of the Acquired Group in respect of that financial year,

together with any notes, reports or statements included in or annexed to them;

ACCOUNTS DATE means December 31 in any financial year;

ACQUIRED GROUP means the Company, the Subsidiary and the Sales Companies and references in this Agreement to the Acquired Group shall be deemed to refer to each of the above companies considered separately;

APPLICABLE LAWS means the following each as in existence at the date of Closing or as thereafter enacted:

(a) all European Community, national, state or local statutes, codes, or other laws or legislation concerning Environmental Matters which are applicable to the businesses of the Acquired Group or to any of the Properties and all rules, regulations, ordinances, orders, notices and directives made thereunder;

(b)      judicial and administrative interpretation of each of the foregoing;

APPROVED PROJECTS means those items of capital expenditure incurred or to be incurred by the Acquired Group prior to Closing details of which are set out in
Schedule 6;

BALANCE SHEET means the combined management accounts which form the basis of the Accounts for each member of the Acquired Group in respect of the financial year which ended on the Last Accounts Date and which are attached hereto as
Schedule 8;

BALANCE SHEET DATE means 31 December 1993;

BANK ACCOUNTS means those bank accounts of the Acquired Group details of which are set out in Schedule 4;

BORROWINGS means all borrowings or indebtedness owed by any member of the Acquired Group to any third party under or pursuant to any loan or other financial instrument but excluding any liabilities in respect of trading activities in the ordinary and usual course of business;

BUILDINGS means the buildings and facilities owned by the Acquired Group and situated on land known as Bofors 1:5 and Bofors 1:40, as shown in Schedule 4;

BUSINESS DAY means a day (excluding Saturdays) on which banks generally are open in London, New York, Stockholm and Milan for the transaction of normal banking business;

BUYER means Cambrex or (if Cambrex exercises its right under clause 2.6) such subsidiary of Cambrex shall nominate for the purpose of acquiring the Company and which shall enter into the Deed of Adherence at Closing;

BUYER'S SOLICITORS means Freshfields, 65 Fleet Street, London  EC4Y 1HS;

CLAIM means any claim for breach of a Warranty (except for paragraphs 2.1 and 8 of Part D of Schedule 2) and any claim under any indemnity (except for the Indemnities);

CLOSING ACCOUNTS means the separate and the combined balance sheet and profit and loss account of the Company as at Closing, to be prepared in accordance with clause 6 and Schedule 3;

CLOSING CASH means those amounts of cash reflected on each of the Acquired Group's balance sheets in the Closing Accounts and representing cash held within the Bank Accounts adjusted for issued but uncleared cheques and uncleared lodgements;

CLOSING DATE means the date upon which Closing shall occur, such date to be within five (5) Business Days following notification by the Buyer to the Seller of the fulfilment (or waiver) of all the conditions precedent listed in clause
3.1 or
such other date no later than December 31, 1994 as the parties may otherwise agree in writing;

CLOSING EXCHANGE RATE means in respect of any exchange rate the rate as determined in accordance with Schedule 5;

CLOSING means closing of the sale and purchase of the Shares under this Agreement;

CONDITIONS means the conditions precedent and subsequent specified, respectively, in clauses 3.1 and 3.2;

COSTS means liabilities, losses, damages, costs, claims and expenses , in each case of any nature whatsoever including any tax liability as defined in the Tax Warranties;

DATA ROOM INDEX means the index of documents which were made available to Cambrex in the data room at Karlskoga, Sweden;

DEED OF ADHERENCE means a deed between the Seller, Akzo, Cambrex, the Buyer and the Acquired Group providing for the subsidiary nominated under clause 2.6 to be a party hereto as the Buyer, and for the Acquired Group to have the benefit of the matters referred to herein in their favour;

DIRECTORS means those directors of the Acquired Group whose names are set out in Schedule 9 together with, at the option of Cambrex and/or the Buyer, any other director of the Acquired Group whose name does not appear in either
Schedule 1 or Schedule 9;

DISCLOSURE LETTER means the letter in the agreed form from the Seller to the Buyer executed and delivered immediately before the signing of this Agreement;

DORMANT SUBSIDIARIES means Nobel Kemi A.B. and Nobelkrut A.B.;

ENVIRONMENTAL INDEMNITIES means the indemnities set out in clause 13;

ENVIRONMENTAL MATTERS means all matters related to pollution or protection of the environment including noise, emissions, discharges and releases of any substances or energy into air, water (including underground water), sewage systems and land (or any combination of these); the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, transport and handling of any substances or form of energy; and related matters pertaining to the protection of human health and safety;

ENVIRONMENTAL PERMIT means the permits, consents, licences, certificates and other authorisations and approvals required under Applicable Laws to be obtained and maintained in connection with the activities carried out on the Properties or in relation to the conduct of the businesses of the Acquired Group;

ENVIRONMENTAL WARRANTIES means the representations and warranties set out in Part C of Schedule 2 (but excluding, for the avoidance of doubt, the Environmental Indemnities);

EXISTING CONDITIONS means any and all conditions existing at or relating to the Properties before or at Closing or attributable to:

(a) the ownership, use, handling, control or operation of the Properties before or at Closing; or

(b) the use of any building, equipment, container or other property from which any substance was released into the environment at or from the Properties before or at Closing, and the term release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment. The term environment means any of air, water (including underground water), sewage systems and land (or any combination of these);

FINANCIAL YEAR means the financial year (Rakenskapsar) as defined in the Swedish Accountancy Act 1976:125;

INDEMNIFIED PARTIES means the Buyer and Cambrex and all members of the Acquired Group;

INDEMNITIES means those undertakings, agreements and indemnities set out in clauses 2.1, 4 (other than in respect of those matters set out in clauses 4.1(d) and (e)), 7.1(a), 9.8, 10.6(a)(i), 10.7(a)(ii), 13 and 14.2;

INFORMATION MEMORANDUM means the confidential information dated June 1994 relating to the Acquired Group and Profarmaco;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

INTER-GROUP GUARANTEES means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature whatsoever:

(a) given to any third party by the Acquired Group in respect of a liability of any member of the Retained Group; and/or

(b) given to any third party by any member of the Retained Group in respect of a liability of the Acquired Group;

INTER-GROUP INDEBTEDNESS means the aggregate amount outstanding between the Acquired Group and members of the Retained Group (other than Inter-Group Trading Indebtedness);

INTER-GROUP TRADING INDEBTEDNESS means the aggregate amount outstanding between the Acquired Group and members of the Retained Group in respect of inter-group trading activities in the ordinary and usual course of business;

KARLSKOGA SITE means the freehold real properties at Karlskoga, Sweden including buildings, plant and facilities thereon, owned by the Acquired Group at Closing;

KEY EMPLOYEE means each of those persons whose names are set out in Schedule 7;

LAST ACCOUNTS means, in relation to the Acquired Group, its Accounts in respect of the financial year ended on the Last Accounts Date;

LAST ACCOUNTS DATE means December 31, 1993;

OUTSTANDING ENVIRONMENTAL PERMIT means the Environmental Permit in effect on the date hereof in relation to, inter alia, the operations conducted at the Properties, the application for renewal of which was the subject of a hearing in Sweden in June 1994 and the successor Environmental Permit granted pursuant to the said renewal application in relation to the Properties to the extent such permit relates to the activities carried out by the Acquired Group at the Properties at, or within three (3) years before, Closing;

PARENT COMPANY has the meaning set out in section 2 of the Swedish Companies Act 1975:1385;

PERMIT COMPLIANCE COSTS means those Costs incurred by the Indemnified Parties in connection with Permit Compliance Work;

PERMIT COMPLIANCE WORK means all plant or operational changes at the Properties, other than any Remedial Action Programme, undertaken by the Indemnified Parties following Closing in order to comply with the terms and conditions of the Outstanding Environmental Permit or in order to satisfy any precondition to the issue of the Outstanding Environmental Permit;

PROFARMACO AGREEMENT means the Sale and Purchase Agreement in relation to the entire corporate capital of Profarmaco to be executed on even date herewith between the Seller and Akzo on the one hand and Cambrex on the other hand;

PROPERTIES means the freehold and leasehold real properties at Karlskoga, Sweden, including buildings, plant and facilities thereon owned or leased by the Acquired Group at Closing as set out in the Data Room Index;

PROPERTY WARRANTIES means the representations and warranties set out in Part B of Schedule 2;

PROVISIONAL CLOSING CASH means those amounts of cash reflected on each of the Acquired Group's balance sheets in the accounts prepared pursuant to clause 2.4(a) and representing cash held within the Bank Accounts adjusted for issued but uncleared cheques and uncleared lodgements;

REMEDIAL ACTION PROGRAMME means any clean-up, containment, or other programme of remedial action undertaken by the Indemnified Parties at the Karlskoga Site and, where an Indemnified Party has control of the carrying out of such action, including determining the scope and nature thereof, at the Properties other than the Karlskoga Site, which is:

(i) legally required by the competent authorities pursuant to and in accordance with Applicable Laws including but not limited to where such remedial action is required as a term or condition of, or is carried out as a necessary precondition to the issue of, any Environmental Permit; or

(ii) necessary in order to avoid, limit, reduce or otherwise mitigate the risk of incurring Costs which might give rise to a claim or claims against the Seller under the Environmental Indemnities;

REMEDIAL ACTION PROGRAMME COSTS means those costs incurred within the period of twenty (20) years after the Closing Date or within such longer period as the parties, acting reasonably, may agree, by the Indemnified Parties in carrying out a Remedial Action Programme and those other Costs referred to in clauses 13.2(a) and 13.2(b) including both third party Costs and, where agreed in advance by the Seller, Costs internal to the Indemnified Parties; provided however that Costs referred to in clauses 13.2(a) and 13.2(b) which relate to Properties other than the Karlskoga Site shall only be Remedial Action Programme Costs if an Indemnified Party has control of the carrying out of the action to which such Costs relate including determining the scope and nature thereof;

RETAINED GROUP means Akzo, the Seller, the Dormant Subsidiaries and any other subsidiary or affiliate of Akzo or any such parent company (but excluding the Acquired Group and Profarmaco);

SCHEDULES means Schedules 1 to 9 to this Agreement and SCHEDULE shall be construed accordingly;

SECURITY INTEREST means any security interest of any nature whatsoever including, without limitation, any mortgage, charge, pledge, lien, assignment by way of security or other encumbrance;

SHARES means the entire issued and outstanding corporate capital of the Company;

SUBSIDIARY has the meaning set out in section 2 of the Swedish Companies Act 1975:1985;

TAX includes (without limitation) all taxes, social security contributions, levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any tax authority, and any payment whatsoever which any member of the Acquired Group may be or become bound to make to any person as a result of the discharge by that person of any tax which any member of the Acquired Group has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, contributions, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to any member of the Acquired Group or any other person and of whether any amount in respect of any of them is recoverable from any other person;

TAX AUTHORITY means any taxing or other authority in any relevant jurisdiction competent to impose any tax liability;

TAX WARRANTIES means the representations and warranties set out in Part D of
Schedule 2;

UNCITRAL ARBITRATION RULES means the arbitration rules of the United Nations Commission on International Trade Law adopted by the General Assembly on December 15, 1976 pursuant to Resolution 31/98;

WARBURGS means S.G. Warburg & Co. Ltd. of 2 Finsbury Avenue, London, EC2M 2PA;

WARRANTIES means the representations and warranties on the part of the Seller and Akzo set out in Schedule 2;

WORKING CAPITAL IN THE BALANCE SHEET means the amount of working capital shown in the Balance Sheet, being Swedish Krona one hundred and forty million five hundred and thirty three thousand (SEK 140,533,000);

WORKING CAPITAL IN THE CLOSING ACCOUNTS means the aggregate of the values of the items shown in the Closing Accounts determined in accordance with clause 6 and Schedule 3.

1.2      In this Agreement, unless the context otherwise requires:

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(a)      references to PERSONS shall include individuals, bodies corporate
         (wherever incorporated), unincorporated associations and partnerships;

(b) the HEADINGS are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an ENACTMENT is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under such enactment;

(d) any statement qualified by the expression TO THE BEST KNOWLEDGE OF THE SELLER or SO FAR AS THE SELLER IS AWARE shall be deemed to include an additional statement that it has been made after due and careful enquiry and shall be deemed also to include the knowledge of Akzo;

(e) any reference to a document IN AN AGREED FORM is to the form of the relevant document agreed between the parties hereto and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Seller and the Buyer);

(f) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

SALE AND PURCHASE OF THE SHARES AND PRICE

2.1 The Seller as legal and beneficial owner agrees to sell, and the Buyer agrees to purchase, all the Shares with effect from the close of business on the Closing Date. The Shares shall be sold free from all security interests, options, equities, pledges, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, together with all rights attaching to them.

2.2 The total price payable by the Buyer to the Seller for the Shares shall be the aggregate of:

(a) the amount calculated in accordance with clause 2.3 (which amount shall be paid by the Buyer at Closing in accordance with clause 5.3);

plus or minus (as the case may be):

(b) the amount (if any) calculated in accordance with clause 6 to take account of any change in working capital between the Balance Sheet Date and the Closing Date (a provisional amount of which shall be paid by the Buyer to the Seller at Closing in accordance with clauses 2.4 and 5.3).

2.3 The portion of the purchase price to be paid by the Buyer at Closing pursuant to clause 2.2(a) shall be calculated on the basis of the following formula:


                        A = (45.115 X R+81.2)/(2 X R)
where:


A means the total dollar amount payable by the Buyer to the Seller provided that A shall not exceed the sum of forty-five million, seven hundred and forty-five thousand dollars (US$45,745,000); and

R        means the US Dollar : Dutch Guilder Closing Exchange Rate

2.4 The amount of the purchase price to be paid by the Buyer at Closing pursuant to clause 2.2(b) shall be determined as follows:

(a) the Seller shall procure that the Company shall prepare, as at the last day of the month preceding the month in which the Closing Date occurs, a set of the accounts of the Acquired Group in accordance with the provisions of paragraph 3 of Schedule 3, which shall contain the amount of working capital as at that date (PROVISIONAL WORKING CAPITAL) and the amount of Provisional Closing Cash, and the Seller shall deliver the same to the Buyer not less than five (5) Business Days prior to the Closing Date.

(b) A Provisional Closing Adjustment (PCA) will be calculated in accordance with the following formula:

                           PCA = ((PW-W1) + PC) X R

where:

PCA      is the amount of the Provisional Closing Adjustment in US Dollars;

W1 means the amount of the Working Capital in the Balance Sheet expressed in Swedish Krona (being Swedish Krona 140,533,000);

PW       means the amount of Provisional Working Capital expressed in Swedish
         Krona;

PC       means the amount of Provisional Closing Cash expressed in Swedish
         Krona; and

R        means the Swedish Krona: US Dollar Closing Exchange Rate.

(c) If the Provisional Closing Adjustment is negative (i.e. less than zero), it will be deducted from the amount payable to the Seller at Closing under clause 2.2(a).

(d) If the Provisional Closing Adjustment is positive (i.e. greater than zero), it will be added to the amount payable to the Seller at Closing under clause 2.2(a).

2.5 If any payment is made by the Seller or Akzo to the Buyer under or in respect of any breach of this Agreement (including, without limitation, any payment pursuant to any Claim) the payment shall so far as possible be treated as a reduction in the price paid for the Shares.

2.6 Cambrex may, prior to Closing, nominate a subsidiary of Cambrex to be the purchaser of the Shares hereunder, in which case the parties shall enter into the Deed of Adherence with such subsidiary providing for it to be the Buyer hereunder.

CONDITIONS TO CLOSING

CONDITIONS PRECEDENT

3.1 Closing of the sale and purchase of the Shares shall be conditional upon the following conditions having been fulfilled on or before the Closing
Date:

(a) Akzo having procured that the entire share capital of each of the Sales Companies shall have been transferred, on an arm's length basis, to the Company;

(b) the Seller having procured that the Company shall have transferred, at book value, its entire holding in the respective corporate capitals of the Dormant Subsidiaries to another member of the Retained Group which is incorporated in Sweden;

(c) the repayment of all outstanding Inter-Group Indebtedness, the release of all Inter-Group Guarantees, the payment or repayment of all Borrowings, and the release of any mortgages or charges;

(d) all necessary filings having been made and all appropriate waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations made thereunder having expired, lapsed or been terminated in respect of the transactions contemplated by this Agreement; and

(e) the Seller having complied with the MBL provisions (the Act on Co-determination at Work (1976: 580)(lagen om medbestam-mande I arbetslivet (1976: 580))).

CONDITION SUBSEQUENT

3.2 Closing of this Agreement shall be conditional upon closing of the Profarmaco Agreement, to occur on the Closing Date of this Agreement.

FEATURES OF THE CONDITIONS

3.3. The Seller and the Buyer jointly undertake to use all reasonable endeavours to ensure that the conditions precedent listed in clause 3.1 above are fulfilled as soon as reasonably practicable and in any event on or before the Closing Date. The Buyer shall notify the Seller in writing within five
(5) Business Days after all the above conditions precedent have been fulfilled.

3.4. Each of Akzo and Cambrex undertakes to use all its reasonable endeavours to ensure that the condition subsequent mentioned in clause 3.2 is fulfilled by the close of business on the Closing Date.

3.5 The Buyer shall be entitled in its absolute discretion, by written notice to the Seller, to waive any or all of the conditions precedent either in whole or in part, with the exception of the condition precedent set out at clause 3.1(c).

3.6 If any of the conditions precedent listed in clause 3.1 has not been fulfilled (or waived) on or before December 31, 1994 (or such later date as the parties may agree in writing), this Agreement (other than clauses 19, 20, 26 and 27) shall automatically terminate and neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of its accrued rights arising from any prior breach of this Agreement).

3.7 If the condition subsequent mentioned in clause 3.2 has not been fulfilled by the close of business on the Closing Date, this Agreement (other than clauses 19, 20, 26 and 27) shall automatically terminate and the parties hereto shall procure that the Shares be immediately re-transferred to the Seller and that the Seller shall immediately repay the entire purchase price paid on the Closing Date for the Shares to the Buyer in the amount of US Dollars paid by the Buyer to the Seller at Closing.

PRE-CLOSING UNDERTAKINGS

4.1 Pending Closing, the Seller shall ensure that, except as specifically provided or allowed otherwise hereunder:

(a) each member of the Acquired Group shall carry on its business in the ordinary and usual course and shall not make (or agree to make) any payment other than routine payments in the ordinary and usual course of trading;

(b) the Acquired Group shall take all reasonable steps to preserve and protect its assets;

(c) the Buyer's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of the Acquired Group (including, leases, contracts, supplier lists and customer lists) (collectively the INFORMATION) together with the right to take copies, it being understood that the Buyer shall promptly return the Information and any copies thereof to the Seller in case of rescission of this Agreement and that in such case the Buyer and Cambrex shall keep the Information confidential and not use it;

(d) none of the Acquired Group nor any member of the Retained Group shall do, allow or procure any act or omission which would constitute or give rise to a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(e) prompt disclosure is made to the Buyer of all relevant information which comes to the notice of the Seller or Akzo in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty if the Warranties were to be repeated on or at any time before Closing by reference to the facts and circumstances then existing;

(f) no dividend or other distribution shall be declared, paid or made by the Acquired Group;

(g) no share or loan capital of the Acquired Group shall be allotted or issued or agreed to be allotted or issued;

(h) all material transactions between the Acquired Group and members of the Retained Group shall be on arm's length terms;

(i) no change shall be made in the terms of employment, including pension commitments, by the Acquired Group (other than those required by law, existing company programmes of the Acquired Group or by mandatory provisions of applicable collective bargaining agreements);

(j) the amount of any Inter-Group Indebtedness shall not be increased and no new Inter-Group Indebtedness shall be incurred by the Acquired Group, and in any event all Inter-Group Indebtedness shall be repaid prior to Closing;

(k) the liability of the Acquired Group under any Inter-Group Guarantees existing at the date of this Agreement shall not be increased or extended and no new Inter-Group Guarantees shall be entered into by the

         Acquired Group, and in any event all Inter-Group Guarantees shall be released prior to Closing;

(l) the Seller shall provide to the Buyer or Cambrex as soon as possible after the date of this Agreement a list of the insurance policies of which the Acquired Group shall not have the benefit with effect from the Closing Date.

4.2 Pending Closing, the Seller shall ensure that the Company consults fully with the Buyer in relation to any matters which may have a material effect upon the Acquired Group and that, without the prior written consent of the Buyer, none of the Acquired Group shall:

(a) with the exception of the Approved Projects, enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure in excess of Swedish Krona five million (SEK 5,000,000) and which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of the operations of the Acquired Group; or

(b) agree to any variation of any existing contract to which the Acquired Group is a party and which may have a material effect upon the nature or scope of the operations of the Acquired Group.

4.3 The Seller and Akzo jointly and severally undertake to indemnify and hold harmless the Buyer and Cambrex in respect of any breach of the pre-Closing undertakings contained in clause 4.1 and 4.2.

4.4 Pending Closing, the Seller, Akzo and Cambrex shall jointly cooperate and use their respective reasonable endeavours, in good faith, to commence amicable discussions with Bofors A.B. Industrieservice in relation to the continued provision of the utilities and services referred to in clause 9.8(b) and with Bofors Explosives A.B. in relation to the continued use and enjoyment of the Rights referred to in clause 9.8(c).

CLOSING

5.1 The sale and purchase of the Shares shall be completed at the offices of the Buyer's Solicitors on the Closing Date. The events referred to in the following provisions of this clause 5 shall take place on Closing.

5.2 The Seller shall deliver (or cause to be delivered) to the Buyer or as the Buyer shall direct:

(a) duly executed transfers into the name of the Buyer or its nominee in respect of all of the Shares, together with the relative share certificates;

(b) the Certificates of Incorporation, Share Ledger and all minute books and other statutory books (which shall be written-up to but not including Closing) of the Acquired Group for the three (3) years before the date hereof (except where the Seller shall have previously undertaken to bring such documents under the control of the Buyer with effect from Closing);

(c) all such other documents (including any necessary waivers of pre-emption rights or other consents) as may be required to enable the Buyer and/or its nominee to be registered as the holder(s) of the Shares;

(d) written confirmations from the Seller as to the bank balances of the Acquired Group as at the close of business on the last Business Day prior to Closing together with directions, in an agreed form, varying and/or replacing the mandate given to its bank by each of the members of the Acquired Group;

(e) letters of resignation in an agreed form duly executed by the existing auditors of the Acquired Group, with a statement that there are no circumstances connected with such resignation which they consider should be brought to the attention of the members of the Acquired Group;

(f) letters of resignation in an agreed form and effective as of the Closing Date duly executed by each of the Directors;

(g) all existing lease agreements between the Acquired Group and any third party concerning the Properties;

(h) a copy of a resolution of the Board of Directors (certified by a duly appointed officer, or by a notary public as applicable, as true and correct) of:

                     (i) the Seller, authorising the execution of and the performance by the Seller of its obligations under this Agreement and each of the other documents to be executed by the Seller; and

                     (ii) Akzo, authorising the execution of and the performance by Akzo of its obligations under this Agreement and each of the other documents to be executed by Akzo;

(i) certificates of title ("fastighetsbevis") from the land register of Karlskoga district court; and

(j) an acknowledgement in an agreed form from the Seller to the effect that there is no Inter-Group Indebtedness and no Borrowings owing at Closing and that all Inter-Group Guarantees and all mortgages and charges have been released;

(k) the property and business mortgages and charges of the Acquired Group which have been created but not issued;

(l) the National Swedish Defence clearance with respect to operations on the Properties; and

(m) an original of the Deed of Adherence, duly executed by the Seller, Akzo and the Acquired Group.

5.3                  The Buyer shall:

(a) in satisfaction of its obligations under clause 2.2, cause the sum calculated in accordance with Clause 2.3 plus or minus (as the case may be) the sum (if any) calculated in accordance with clause 2.4 to be paid in US Dollars at or before 3.00pm (London time) on the Closing Date in same day value funds by electronic money transfer to the Seller's bank Skandinaviska Enskilda Banken, Stockholm, Account No: 5201-82 49169;

(b) deliver to the Seller a copy of a resolution (certified by a duly appointed officer as true and correct) passed in a meeting of the board of directors of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the other documents to be executed by the Buyer.

(c) deliver to the Seller a copy of a resolution (certified by a duly appointed officer as true and correct) passed in a meeting of the board of directors of Cambrex authorising the execution and performance by Cambrex of its obligations under this Agreement and each of the other documents to be executed by Cambrex;

(d) deliver to the Seller an original of the Deed of Adherence duly executed by Cambrex and the Buyer.

Any payment made in accordance with clause 5.3(a) shall constitute a good discharge for the Buyer of its obligations at Closing under clause 2.2.

5.4 If either the Seller or the Buyer fails or is unable to perform any material obligation required to be performed by it under this clause 5 on the Closing Date (the DEFAULTING PARTY), the other party (the NOTIFYING PARTY) shall not be obliged to complete the sale and purchase of the Shares and may, in its absolute discretion, by written notice to the Defaulting
Party:

(a) rescind this Agreement without liability on the part of the Notifying Party; or

(b) elect to complete this Agreement on the Closing Date, to the extent that the Defaulting Party is ready, able and willing to do so, and specify a later date on which the Defaulting Party shall be obliged to complete the outstanding obligations of the Defaulting Party; or

(c) elect to defer the completion of this Agreement by not more than twenty (20) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 5.4 shall apply, mutatis mutandis, if the Defaulting Party fails or is unable to perform any such obligations on such other date.

CLOSING ACCOUNTS

6.1 The Buyer shall use all reasonable endeavours to procure that, promptly after Closing, Closing Accounts are prepared by the Company in consultation with the Seller in accordance with the provisions of this clause
6. Such Closing Accounts shall be prepared on the basis of the accounting policies and procedures used in preparing the Balance Sheet and shall show each of the line items set out in paragraph 2 of Schedule 3, and shall be delivered to the Buyer and the Seller as soon as reasonably possible, but in any event within sixty (60) days of Closing.

6.2 Each of the Buyer and the Seller shall notify the other within fifteen (15) days of receipt of such draft Closing Accounts whether or not it accepts them for the purposes of this Agreement.

6.3 If either the Buyer or the Seller notifies the other that it does not accept such draft Closing Accounts:

(a) it shall set out in detail its reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in its opinion, should be made to the draft Closing Accounts in order to comply with the requirements of this Agreement; and

(b) the Buyer and the Seller shall use all reasonable endeavours (in conjunction with the Company's accountants) to meet and discuss the objections of the Buyer or the Seller (as appropriate) and to reach agreement upon the adjustments (if any) required to be made to the draft Closing Accounts.

6.4 If both the Buyer and the Seller are satisfied with the draft Closing Accounts (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if either the Buyer or the Seller fails to notify the other of its non-acceptance of the draft Closing Accounts within the fifteen (15) day period referred to in clause 6.2, then the draft Closing Accounts (incorporating any agreed adjustments) shall constitute the Closing Accounts for the purposes of this Agreement.

6.5 If the Seller and the Buyer do not reach agreement within thirty (30) days of the Buyer's or the Seller's notice of non-acceptance under clause 6.3 (as appropriate), then the matters in dispute shall be referred, on the application of either party, for determination by (i) a firm of independent accountants agreed by the Buyer and the Seller or, (ii) failing agreement within thirty (30) days of receipt by either of the Seller or the Buyer of the other's request to appoint such independent firm, by an independent firm of accountants appointed, on the application of either party, by the President for the time being of the Stockholm Chamber of Commerce PROVIDED THAT the Seller and the Buyer shall be deemed to have reached agreement on the draft Closing Accounts as prepared by the Company if the total value of the matters in dispute is less than or equal to Swedish Krona one hundred thousand (SEK100,000). The following terms of reference shall apply:

(a) the Buyer and the Seller shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(b) in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Closing Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement;

(c) any such firm shall act as a binding adviser (and not as an arbitrator) in making any such determination which shall be final and binding on the parties;

(d) the expenses of any such determination by an independent firm of accountants shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine.

6.6 The Seller and the Buyer shall each be entitled to engage its own accountants (at its own cost) at any stage to assist in the review and determination of the Closing Accounts.

6.7                  If the Seller and the Buyer reach (or pursuant to clause
6.4 are deemed to reach) agreement on the Closing Accounts or the Closing Accounts are finally determined at any stage in the procedures set out in this clause 6:

(a) the Closing Accounts as so agreed or determined shall be the Closing Accounts for the purposes of this Agreement and shall be final and binding on the Buyer and the Seller; and

(b) the amount of the Working Capital in the Closing Accounts shall be the amount thereof shown in the Closing Accounts.

6.8 A Closing Adjustment (CA) will be calculated in accordance with the following formula:

                         CA = ((W1 - W2 - C) X R) + PCA

Where:

CA is the amount of the Closing Adjustment;

W1 means the amount of the Working Capital in the Balance Sheet expressed in Swedish Krona (being Swedish Krona 140,533,000);

W2 means the amount of the Working Capital in the Closing Accounts expressed in Swedish Krona;

PCA is the amount of the Provisional Closing Adjustment in US Dollars determined pursuant to clause 2.4, to be a positive amount if clause 2.4(c) applied at Closing or to be a negative amount if clause 2.4(d) applied at Closing;

C                    means the Closing Cash;

R                    means the Swedish Krona : US Dollar Closing Exchange Rate.

6.9 If the Closing Adjustment is negative (i.e. less than zero), the Buyer shall, within seven (7) Business Days of the agreement or determination of the Working Capital in the Closing Accounts, pay to the Seller the amount of the Closing Adjustment in US Dollars.

6.10                 If the amount of the Closing Adjustment is positive (i.e.
greater than zero), the Seller shall, within seven (7) Business Days of the agreement or determination of the Working Capital in the Closing Accounts, pay to the Buyer the amount of the Closing Adjustment in US Dollars.

6.11 The Buyer shall use all reasonable endeavours to ensure that the Acquired Group shall provide Akzo, the Seller and their accountants and advisers with such access to the accounts, working papers and other financial information of the Acquired Group as is reasonably necessary for the purposes of this clause 6.

POST-CLOSING UNDERTAKINGS AND USE OF THE "NOBEL" NAME

7.1 The Seller and Akzo undertake to the Buyer and Cambrex, at all times following Closing:-

(a) to indemnify the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) against all amounts paid by the Indemnified Parties to any third party pursuant to any Inter-Group Guarantee in respect of any liability of any member of the Retained Group (and all Costs incurred in connection with such liability) whether such liability arose before or after Closing;

(b) to pay to the Buyer or Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) on demand from time to time an amount equal to any Costs, whether such Costs arose before or after Closing, from the resignation from office of any Director, which the Seller is obliged to procure in order to comply with clause 5.2;

(c) to execute and deliver from time to time, without any further consideration, to the Buyer or Cambrex all instruments, deeds and documents as may be necessary to achieve the purposes of this Agreement;

(d) to procure that, for a period of two (2) years from Closing, the Retained Group shall provide to the Acquired Group such facilities and services as the Buyer may from time to time reasonably require to enable each member of the Acquired Group to continue to carry on its business in all material respects in the same manner in which it was carried on and on the same terms on which such facilities or services were provided during the twelve (12) months immediately preceding Closing.

7.2 The Seller, Akzo, the Buyer and Cambrex agree that the Acquired Group shall be entitled to continue to use the "Nobel" name and the "Nobel" mark in substantially the same manner as used by the Acquired Group at Closing, including as part of its corporate name and for or as part of any marketing of the Acquired Group's activities, for a period starting on the Closing Date and ending on December 31, 1995, on a royalty-free basis. Thereafter, the Buyer and Cambrex shall procure that the Acquired Group shall cease in any manner whatsoever to use or display the name "Nobel" and the "Nobel" mark, PROVIDED THAT the Acquired Group shall be entitled to use supplies of any materials which, on December 31, 1995, bear the "Nobel" name or the "Nobel" mark until such supplies are exhausted, it being understood that the Acquired Group shall minimise such use and that such right will terminate by December 31, 1996.

7.3 No action to investigate the possibility or extent of contamination or to treat such contamination not required by the Applicable Laws shall be taken by the Buyer or the Acquired Group if in the reasonable opinion of the Buyer or the Acquired Group such action is likely to lead to the imposition of a legal requirement to carry out any environmental remedial work in respect of which the Seller may have any liability under this Agreement unless such investigation or treatment is a necessary part or consequence of carrying out other actions in the normal course of business. In carrying out any action which may lead to the imposition of a legal requirement as aforesaid, the Buyer shall and shall procure that the Acquired Group shall make reasonable efforts to minimise the amount of any liability on the Seller and shall notify the Seller of any action which the Buyer or the Acquired Group reasonably believes is likely to lead to the imposition of such liability.

7.4 Cambrex and the Buyer will use their reasonable endeavours to procure that for a period of two (2) years after the Closing Date the senior management of the Acquired Group provide such assistance to the Retained Group as may reasonably be requested in connection with obligations owed by any member of the Retained Group PROVIDED THAT:

(a) such assistance is not capable of being provided by any person in the Retained Group; and

(b) such assistance does not exceed twenty (20) man days in any year.

7.5 The Buyer and Cambrex will use reasonable endeavours to obtain a release of the Seller from its obligations under the guarantee in respect of the employees of the Acquired Group and, until such release, shall indemnify the Seller against all liabilities that may accrue to it under the Seller's guarantee to Forsakringsbolaget Pensionsgaranti in respect of the pension liabilities of the Acquired Group after the Closing Date.

7.6 The Buyer undertakes to have the 1995 Annual General Meeting of shareholders of each of the members of the Acquired Group decide to discharge from liability for the administration of the Company during 1994 those Directors having resigned pursuant to clause 5.2, subject to the auditors having recommended such discharge.

RESTRICTIONS ON SELLER

8.1(a) The Seller and Akzo shall not and shall procure that each other member of the Retained Group shall not (whether alone or jointly with another and whether directly or indirectly) carry on or be engaged or (except as the owner for investment of securities dealt in on a stock exchange and not exceeding three (3) per cent. in nominal value of the securities of that class) be interested in any Competing Business during a period of two (2) years after Closing. For this purpose, COMPETING BUSINESS means a business which involves the manufacture of products for resale to any party in Europe, North, Central or South America or the Asia Pacific region (the TERRITORIES) which are similar in composition and use to:

                        (i) products manufactured, marketed or distributed by the Acquired Group at Closing; or

                       (ii) products in the process of research and development by the Acquired Group at Closing;

(b) The Seller and Akzo shall not, and shall procure that each other member of the Retained Group shall not, during the period of two (2) years after Closing

                     (i) grant to any person outside the Retained Group the right to use the "Nobel" name and/or the "Nobel" mark for the purposes of a Competing Business; or

                     (ii) change or amend the name of any member of the Retained Group to a name materially or confusingly similar to any name of any member of the Acquired Group.

(c)                  Nothing contained in clause 8.1(a) shall prevent:

                     (i) the acquisition by the Seller of shares in a company or other undertaking engaged in activities which are or could be a Competing Business if such activities contribute less than ten per cent (10%) of the annual sales of such company or undertaking; or

                     (ii) the continued carrying on of the business of the Seller's Business Unit Diosynth in relation to the products manufactured by it at the Closing Date but not in relation to products which are at the Closing Date under development by it if they would be similar in composition and use to those referred to in clause 8.1(a)(i) and/or (ii).

8.2 The Seller and Akzo shall not (and shall procure that each other member of the Retained Group shall not) within a period of three (3) years after Closing, directly or indirectly, solicit or endeavour to entice away from the Acquired Group, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by or performed services for the Acquired Group in skilled or managerial work at any time during the twelve (12) months prior to Closing PROVIDED THAT the Seller, Akzo and each other member of the Retained Group shall be entitled to offer employment, employ or offer or conclude a contract for services with any such person who is not a Key Employee:

(a)                  following a direct unsolicited approach from such person;
                     or

(b) following a response to a recruitment advertisement published generally, except following any advertisement published for the specific purpose of procuring the services of such person; or

(c) who is employed by another company acquired by any member of the Retained Group, except where such acquisition is for the specific purpose of procuring the services of such person.

8.3 Except so far as may be required by law and in those circumstances only after prior consultation with the Buyer, the Seller and Akzo shall not (and shall procure that each other member of the Retained Group shall not) at any time disclose to any person or use to the detriment of the Acquired Group any trade secret or other confidential information of a technical or commercial character which they hold in relation to the Acquired Group or their affairs and shall use all reasonable endeavours to return to the Acquired Group all copies of such information held by any member of the Retained Group at Closing, except that the Seller may keep one (1) set of all data provided to the Buyer prior to Closing for archival purposes to be kept strictly confidential by Akzo's Law Department.

8.4 Each of the Seller and Akzo acknowledges and agrees that each of clauses 8.1, 8.2 and 8.3 constitutes an entirely separate and independent restriction and that the duration, extent and application of each restriction are no greater than is reasonable and necessary for the protection of the interests of the Buyer but that, if any such restriction shall be adjudged by any court or authority of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area dealt with thereby were to be reduced, the said restriction shall apply within the jurisdiction of that court or competent authority with such modifications as are necessary to make it valid and effective.

SELLER'S WARRANTIES AND INDEMNITIES

9.1 The Seller represents and warrants to the Buyer and to Cambrex in the terms of the Warranties and acknowledges that the Buyer and Cambrex have entered into this Agreement in reliance upon the Warranties. The Warranties, with the exception of paragraphs 2.1 and 8 of the Tax Warranties, are subject to the matters fairly and reasonably disclosed in the Disclosure Letter and to the matters set out in this Agreement PROVIDED THAT, for the avoidance of doubt, none of the indemnities in this Agreement shall be affected by, or subject to, in any way whatsoever any matters so disclosed.

9.2 The Seller undertakes that, if there is a breach of any Warranty of the Seller, or of any other covenant or agreement of the Seller, the Seller shall indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) from and against all Costs suffered or incurred by the Indemnified Parties in respect of such breach of Warranty, all as provided for in this Agreement as to scope and limitations in monetary value and time.

9.3 The Seller and Akzo agree to waive the benefit of all rights (if any) which the Seller or Akzo may have against the Acquired Group, or any present or former officer or employee of any such company, on whom the Seller or Akzo may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Seller and Akzo undertake not to make any claim in respect of such reliance PROVIDED THAT such waiver shall not apply in respect of dishonest, deliberate, fraudulent or reckless mis-statements or concealments made to the Seller or Akzo by any present or former officer or employee of the Acquired Group.

9.4 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

9.5 The Warranties shall be deemed to be repeated immediately before Closing with reference to the facts and circumstances then existing.

9.6 The rights and remedies of the Buyer and Cambrex in respect of the Warranties shall not be affected by (i) Closing, (ii) subject to clause 10.8 any investigation made into the affairs of the Acquired Group or
(iii) any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the Buyer.

9.7 Each of the Seller and Akzo undertakes to notify the Buyer in writing promptly if it becomes aware of any circumstance arising after the date of this Agreement which would give rise to a claim under this Agreement.

9.8 The Seller agrees to indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) from and against all Costs arising as a result of, or in relation to:

(a) any matter or liability of the Acquired Group occurring, or arising as a result of a matter occurring, before or at Closing to the extent that such liability arises out of:

                     (i)      any act or omission of the Retained Group; or

                     (ii) any other act, omission, situation or fact which is unconnected with the activities carried out by the Acquired Group at Closing and for which no specific provisions have been made herein;

(b) the arrangements in force between the Company, the Subsidiary and Bofors A.B. Industriservice at Closing relating to the provision of utilities and related services in respect of the Properties being terminated or in any other way affected (other than in the ordinary course of business or to place the provision of utilities and related services upon arm's length terms) by the transactions contemplated by this Agreement within eighteen (18) months of Closing;

(c) the use and enjoyment of easements, rights of access, rights of way and other similar rights in relation to the Properties as currently used and enjoyed by the Company and/or the Subsidiary (collectively the RIGHTS) being terminated (other than as a result of an act of Cambrex intended to cause such termination) at any time within five (5) years of the Closing Date PROVIDED THAT if, at any time, during such period of five (5) years the Company and the Subsidiary enter into definitive documentation with Bofors Explosives A.B. with regard to the Rights, which documentation is accepted for registration by the relevant local authority and is duly registered, the indemnity provided for in this clause 9.8(c) shall cease to have effect from the date of such registration;

(d) the explosion and related incidents occurring at the Karlskoga Site in February 1992, including in particular, but without limitation:

                     (i) any repayment of any insurance proceeds which is required by any insurance company which has settled a claim in respect of such incident, for any reason whatsoever including in particular any allegations of gross negligence on behalf of any member of the Acquired Group or any director, officer, employee or agent thereof; and

                     (ii) any repayment or reimbursement of any insurance proceeds received in respect of replacement of plant and equipment of any of the Acquired Group PROVIDED THAT Cambrex has complied with, so far as is, in its reasonable opinion, consistent with its commercial objectives, the capital expenditure obligations in respect of replacement of plant and equipment of any of the Acquired Group of the Settlement Agreement dated 21 October 1992 between the Subsidiary and Skandia Industri Forsakrings AB;

(e) the ownership by the Company of the Dormant Subsidiaries, or otherwise in relation to the Dormant Subsidiaries, whether arising before, at or after Closing;

(f) any matter or liability of Cambrex, the Acquired Group or the Buyer occurring or arising as a result of the notification by the United States Environmental Protection Agency that the Company is a Potentially Responsible Party with regard to the clean up of the "Lakeway Site" situate in Muskegan, Michigan.

9.9 To the extent that the Acquired Group would have had the benefit of any insurance policy effected by Akzo, the Seller or any member of the Retained Group at the time at which any of the matters referred to in clause 9.8(d) occurred, the Seller and Akzo agree to assist the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) at any time after Closing in making claims in respect of any such matters under any such insurance policy. To the extent that recovery is made by the Buyer, Cambrex or the Acquired Group under any policy of insurance in relation to a matter which gives rise to a claim under clause 9.8(d), the amount recovered shall be deducted from the amount which the Seller or Akzo is liable to pay pursuant to such claim.

9.10 Each of Cambrex and the Buyer undertakes to notify Akzo promptly if it becomes aware of any circumstance prior to the Closing Date which would give rise to a claim under this Agreement.

9.11 The Buyer and Cambrex undertake to the Seller that, to the extent that recovery may be made by the Buyer, Cambrex or any member of the Acquired Group under an existing policy of insurance in relation to a matter which gives rise to a Claim or a claim under clause 9.8(d), the Buyer and Cambrex shall, and shall procure that the relevant member of the Acquired Group shall, use reasonable endeavours to recover under such policy before seeking to recover any amounts due from Akzo or the Seller in respect of the Claim or claim under clause 9.8(d). To the extent that recovery is made by the Buyer, Cambrex or the Acquired Group under any policy of insurance in relation to a matter which gives rise to a Claim or claim under clause 9.8(d), the amount recovered shall be deducted from the amount which the Seller or Akzo is liable to pay pursuant to such Claim or claim under clause 9.8(d).

9.12 In the event of any conflict between the Warranties and any indemnity in this Agreement (including, but not limited to, the Indemnities) it is agreed between the parties hereto that the terms of such indemnity shall prevail.

LIMITATIONS ON CLAIMS

10.1 The Seller and Akzo shall not be liable for any Claim unless:

(a) the Seller receives from the Buyer written notice containing details of the Claim including the Buyer's estimate (on a without prejudice basis) of the amount of such Claim:

                     (i) on or before three (3) years after the Closing Date, in the case of a Claim for breach of any Warranty other than the Tax Warranties, the Property Warranties, and the Environmental Warranties;

                     (ii) on or before six (6) years after the Closing Date in the case of a Claim for breach of any of the Tax Warranties (with the exception of paragraphs
                              2.1 and 8 of Part D of Schedule 2) or six months after the date when the liability to pay the tax was finally established whichever is the later;

                     (iii) on or before ten (10) years after the Closing Date, in the case of a Claim for breach of any of the Property Warranties;

                     (iv) in the case of a claim for breach of any of the Environmental Warranties on or before:

                     (A) one (1) year after the Closing Date in respect of a breach of the Environmental Warranties set out in paragraphs 1(a), 1(d) to 1(f) and 3;

                     (B) two (2) years after the Closing Date in respect of the Environmental Warranties set out in paragraphs 1(b) and 1(c); and

                     (C) six (6) years after the Closing Date in respect of a breach of the Environmental Warranties set out in paragraphs 2(a) to 2(c);

(b) in respect of any individual Claim the amount that would otherwise be recoverable from the Seller or Akzo exceeds Swedish Krona ten thousand (SEK 10,000); and

(c) the aggregate amount of the liability of the Seller for all Claims exceeds Swedish Krona one million (SEK 1,000,000), in which event the Buyer shall be entitled to claim the whole amount of any such Claims and not merely the excess.

10.2                 The aggregate amount of the liability of the Seller:

(a) for all Claims shall not exceed an amount equal to forty per cent. (40%) of the aggregate purchase price paid by the Buyer for the Shares at Closing, taking into account any adjustments made pursuant to clause 6; and

(b) for any breach of clause 2.1 shall not exceed an amount equal to:

                     (i) the aggregate purchase price paid by the Buyer for the Shares at Closing, taking into account any adjustments made pursuant to clause 6;

                     (ii) the total costs and expenses of Cambrex and the Buyer incurred in connection with the negotiation, preparation and implementation of this Agreement; and

                     (iii) any amount payable under clause 15 in relation to clauses 10.2(b)(i) and (ii).

10.3 In calculating for the purposes of clause 10.2(a) the aggregate of all amounts paid by the Seller, there shall be included any additional amounts paid by the Seller pursuant to clause 15 in respect of any charge to tax in relation to any Claim.

10.4 None of the limitations contained in clauses 10.1 and 10.2 shall apply to any breach of any Warranty which is the consequence of dishonest, deliberate, fraudulent or reckless mis-statement or concealment by any member of the Retained Group or any officer or employee, or former officer or employee, of any member of the Retained Group.

10.5                 Neither the Seller nor Akzo shall be liable for any Claim:

(a) in the case of a Claim in respect of a breach of the Warranties (with the exception of paragraphs 2.1 and 8 of Part D of Schedule 2), if and to the extent that the fact, matter, event or circumstance giving rise to such Claim was fairly and reasonably disclosed in the Disclosure Letter; or

(b) if and to the extent that the matter is specifically disclosed or is specifically provided or reserved for in the Last Accounts or in the Closing Adjustment.

10.6 If the Buyer or Cambrex becomes aware that any claim has been made against any member of the Acquired Group by a third party after Closing which is likely to result in the Buyer or Cambrex being entitled to make a Claim against the Seller or Akzo:-

(a) the Buyer or Cambrex shall give notice of such claim to the Seller or Akzo as soon as is reasonably practicable and shall procure that the relevant member of the Acquired Group shall give the Seller or Akzo all reasonable facilities to investigate any such claim, the defence of which may, at the option of the Seller or Akzo, be undertaken by either or both of the Seller or Akzo, PROVIDED THAT:

                     (i) all costs involved in such defence shall be borne entirely by the Seller and/or Akzo, as appropriate;

                     (ii) the Seller and/or Akzo shall indemnify and hold harmless the Acquired Group in respect of any actual or potential liability of the Acquired Group arising out of any judgement, order, settlement or compromise connected with such defence by the Seller and/or Akzo PROVIDED THAT, notwithstanding any other provisions of this Agreement, the amounts secured by this clause 10.6(a)(ii) shall fall within the aggregate limit specified in clause 10.2(a), save for where such amounts secured would cause the aggregate limit to be exceeded when such limit shall not apply in respect of the excess;

                     (iii) the Seller and/or Akzo shall consult as fully as is reasonably practicable with Cambrex or the Buyer as regards the conduct of any proceedings arising out of such claim; and

                     (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the Acquired Group at all times.

(b) the Buyer or Cambrex shall cause the relevant member of the Acquired Group to take such action as the Seller or Akzo shall reasonably request to avoid, resist or compromise any such claim (subject to the relevant member of the Acquired Group being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Seller or Akzo against such Costs reasonably incurred in connection with such claim);

(c) the Buyer or Cambrex shall cause the relevant member of the Acquired Group to consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim;

(d) where the Seller or Akzo exercises its option pursuant to clause 10.6(a) the Buyer or Cambrex will use their reasonable endeavours, or will procure that the Acquired Group uses its reasonable endeavours where reasonably requested, to assist in the collection of, and subrogate to the Seller or Akzo, any claim it may have against a third party relating to the Claim.

10.7 If the Buyer or Cambrex becomes aware that any claim has been made against any member of the Acquired Group by a third party after Closing which is likely to result in an Indemnified Party being entitled to make a claim against the Seller or Akzo under any Indemnity:-

(a) the Buyer or Cambrex shall give notice of such claim to the Seller or Akzo as soon as is reasonably practicable and shall procure that the relevant member of the Acquired Group shall give the Seller or Akzo all reasonable facilities to investigate any such claim, the defence of which may, at the option of the Seller or Akzo, be undertaken by either or both of the Seller or Akzo, PROVIDED THAT:

                     (i) all costs involved in such defence shall be borne entirely by the Seller and/or Akzo, as appropriate;

                     (ii) the Seller and/or Akzo shall indemnify and hold harmless the Acquired Group in respect of any actual or potential liability of the Acquired Group arising out of any judgement, order, settlement or compromise connected with such defence by the Seller and/or Akzo;

                     (iii) the Seller and/or Akzo shall consult as fully as is reasonably practicable with Cambrex or the Buyer as regards the conduct of any proceedings arising out of such claim; and

                     (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the relevant member of the Acquired Group at all times;

(b) the Buyer or Cambrex shall cause the relevant member of the Acquired Group to take such action as the Seller or Akzo shall reasonably request to avoid, resist or compromise any such claim (subject to the relevant member of the Acquired Group being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Seller or Akzo against such Costs reasonably incurred in connection with such claim);

(c) where the Seller or Akzo exercises its option pursuant to clause 10.7(a) the Buyer or Cambrex shall cause the relevant member of the Acquired Group to consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim;

(d) where the Seller or Akzo exercises its option pursuant to clause 10.7(a), the Buyer or Cambrex will use their reasonable endeavours, or will procure that the Acquired Group uses its reasonable endeavours, where reasonably requested, to assist in the collection of, and subrogate to the Seller or Akzo, any claim it may have against a third party relating to the claim.

10.8 Neither the Seller nor Akzo shall be liable for any Claim in respect of a breach of the Warranties (with the exception of paragraphs 2.1 and 8 of Part D of Schedule 2) to the extent that either of them is able to demonstrate that the fact or circumstance giving rise to such Claim was actually known to the Buyer or Cambrex at the date hereof.

BUYER'S AND CAMBREX'S RIGHTS

11.1 The Buyer or Cambrex may by written notice given to the Seller at any time prior to Closing rescind this Agreement without liability on the part of the Buyer or Cambrex if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Buyer or Cambrex at any time prior to Closing which constitutes a material breach by the Seller of this Agreement (including, without limitation, any breach of the pre-Closing undertakings in clause 4).

11.2                 Akzo and Cambrex agree that, in the event of:

(a) rescission by the Buyer and Cambrex of this Agreement under clauses 5.4(a), 11.1 or 13.11 or

(b) automatic termination of this Agreement under clauses 3.6 or 3.7,

then the Profarmaco Agreement and the sale and purchase of Profarmaco's corporate capital thereunder shall also be automatically terminated and/or rescinded, without prejudice to any claim any party thereto may have for any antecedent breach of the Profarmaco Agreement. Akzo and Cambrex further agree that they shall:

                     (i) notwithstanding any rescission of this Agreement, act in accordance with the provisions of clauses 19 and 27; and

                     (ii) use all reasonable endeavours to implement this provision promptly and effectively.

11.3 In the event of rescission or termination, for any reason, of the Profarmaco Agreement or of the transfer of the Quotas contemplated thereunder, the Buyer and Cambrex shall by written notice given to the Seller at any time after Closing rescind or terminate this Agreement and the sale and transfer of the Shares, without liability on the part of the Buyer or Cambrex.

BUYER'S WARRANTIES

12.1 The Buyer and Cambrex hereby jointly and severally represent and warrant to the Seller and Akzo that, as at Closing:

(a) each of the Buyer and Cambrex is a corporation duly organised, validly existing, and in good standing under its law of incorporation, and has full corporate power to own its properties and conduct the business presently being conducted by it;

(b) the Buyer has full power and authority to purchase the Shares and Cambrex has full power and authority to guarantee the obligations of the Buyer hereunder;

(c) this Agreement and the transactions contemplated hereby have been duly and validly authorised by the competent corporate bodies of the Buyer and Cambrex;

(d) upon its execution and delivery, this Agreement will be valid and binding upon the Buyer and Cambrex in accordance with its terms.

12.2 The Buyer and Cambrex undertake to indemnify and hold harmless the Seller and Akzo from and against all Costs incurred by the Seller or Akzo as a result of a breach of any warranty of the Buyer or Cambrex made in this Agreement.

12.3 The aggregate amount of the liability of the Buyer and Cambrex for all claims for breach of clause 9.10 and of the warranties or indemnities given by the Buyer and Cambrex in this clause 12 shall not exceed an amount equal to forty per cent. (40%) of the aggregate purchase price paid by the Buyer for the Shares at Closing, taking into account any adjustments made pursuant to clause 6. The Buyer and Cambrex shall not be liable for any such claim unless:

(a) in respect of any individual claim the amount that would otherwise be recoverable from the Buyer or Cambrex exceeds Swedish Krona ten thousand (SEK 10,000); and

(b) the aggregate amount of the liability of the Buyer and Cambrex for all such claims exceeds Swedish Krona one million (SEK 1,000,000), in which event the Seller shall be entitled to claim the whole amount of any such claims and not merely the excess.

12.4 If the Seller or Akzo becomes aware that any claim has been made against any member of the Retained Group by a third party after Closing which is likely to result in the Seller or Akzo being entitled to make a claim against the Buyer or Cambrex in respect of a breach of any warranty given by the Buyer and Cambrex in this clause 12:-

(a) the Seller or Akzo shall give notice of such claim to the Buyer or Cambrex as soon as is reasonably practicable and shall procure that the relevant member of the Retained Group shall give the Buyer or Cambrex all reasonable facilities to investigate any such claim, the defence of which may, at the option of the Buyer or Cambrex, be undertaken by either or both of the Buyer or Cambrex, PROVIDED THAT:

                     (i) all costs involved in such defence shall be borne entirely by the Buyer and/or Cambrex, as appropriate;

                     (ii) the Buyer and/or Cambrex shall indemnify and hold harmless the Retained Group in respect of any actual or potential liability of the Retained Group arising out of any judgment, order, settlement or compromise connected with such defence by the Buyer and/or Cambrex;

                     (iii) the Buyer and/or Cambrex shall consult as fully as is reasonably practicable with the Seller or Akzo as regards the conduct of any proceedings arising out of such claim; and

                     (iv) the Seller and/or Akzo shall take into account the interests and reasonable requests of the Retained Group at all times;

(b) the Seller or Akzo shall cause the relevant member of the Retained Group to take such action as the Buyer or Cambrex shall reasonably request to avoid, resist or compromise any such claim (subject to the relevant member of the Retained Group being entitled to employ its own legal advisors and being indemnified and secured to its reasonable satisfaction by the Buyer or Cambrex against all Costs reasonably incurred in connection with such claim);

(c) the Seller or Akzo shall cause the relevant member of the Retained Group to consult as fully as is reasonably practicable with the Buyer or Cambrex as regards the conduct of any proceedings arising out of such claim;

(d) where the Buyer or Cambrex exercises its option pursuant to clause 12.4(a) the Seller or Akzo will use their reasonable endeavours to, where reasonably requested, assist in the collection of, and subrogate to the Buyer or Cambrex any claim it may have against a third party relating to the claim for breach of warranty given by the Buyer and Cambrex in this clause 12.

12.5 Neither the Buyer nor Cambrex shall be liable to the Seller and/or Akzo in respect of any warranty of the Buyer or Cambrex in this Agreement to the extent that either of them can demonstrate that the fact or circumstance giving rise to the claim was actually known to the Seller or Akzo at the date hereof.

ENVIRONMENTAL INDEMNITIES

GENERAL INDEMNITY

13.1(a) The Seller undertakes and agrees (without limiting any other rights of the Indemnified Parties in any way, including rights to damages in respect of a claim for the breach of any term of this Agreement) to indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) from and against all Costs howsoever arising relating to any Environmental Matter in relation to the Properties or the Acquired Group. For the avoidance of doubt, this clause 13.1(a) shall not apply to:

                     (i) Remedial Action Programme Costs (which are dealt with under clauses 13.2 and 13.3 below);

                     (ii) Permit Compliance Costs (which are dealt with under clause 13.7 below); and

                     (iii) other Costs to the extent that they arise out of the ownership, use, handling, control or operation by the Indemnified Parties of the Properties or the businesses of the Acquired Group after Closing.

(b) To the extent that claims under this clause 13.1 relate to harm sustained by or on the Properties the Seller's liability shall be subject to the Cap (as provided for in clause 13.5 below) and the Seller shall only be liable if the costs relating to such claims are incurred within the period of twenty (20) years after the Closing Date or within such longer period as the parties, acting reasonably, may agree. For the avoidance of doubt, to the extent that claims under this clause 13.1 relate to harm sustained or other Environmental Matter arising outside the Properties, the Seller shall be liable without limit as to time or amount.

(c) For the avoidance of doubt, Costs which would be Remedial Action Programme Costs or Permit Compliance Costs if they had been incurred within the relevant periods of time applicable to such Costs, shall not be recoverable from the Seller under this clause 13.1 but shall only be recoverable, if at all, under clauses 13.2, 13.3 or 13.6 as appropriate.

REMEDIAL ACTION PROGRAMME COST SHARING

13.2 Subject to clauses 13.5 and 13.6 all Remedial Action Programme Costs which are attributable wholly to Existing Conditions shall be shared between the Indemnified Parties and the Seller in the following manner:

(a) Remedial Action Programme Costs incurred in each calendar year of employing external legal advisors or technical consultants for the purposes of reviewing Applicable Laws, liaising with competent authorities and generally advising the Indemnified Parties shall be borne by the Indemnified Parties up to the cumulative value of the Swedish Krona equivalent of NLG 400,000 calculated on the Closing Exchange Rate basis. All such Remedial Action Programme Costs so incurred in each calendar year by the Indemnified Parties above the said amount shall be borne equally between, on the one hand, the relevant Indemnified Party and, on the other hand, the Seller;

(b) Remedial Action Programme Costs incurred in the employment of technical or other consultants for the purposes of ascertaining the presence or extent of any contamination at, or otherwise ascertaining the condition of the Properties, and of formulating a plan of clean-up, containment or other remedial action shall be borne equally between, on the one hand, the relevant Indemnified Party and, on the other hand, the Seller;

(c) Remedial Action Programme Costs incurred in carrying out physical clean-up, containment or other remedial or other works shall be borne ninety per cent. (90%) by the Seller on the one hand and ten per cent. (10%) by the relevant Indemnified Party on the other hand;

(d) the Seller shall reimburse the Buyer and/or Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) for all sums due under this clause within twenty-one (21) days of receiving a written demand to do so with documentary evidence of the Costs incurred and paid.

13.3 Remedial Action Programme Costs which are directly or indirectly attributable:

(a)                  partly to Existing Conditions; and

(b) partly to the ownership, use, handling, control or operation of the Properties by the Buyer or the Acquired Group after Closing,

shall be fairly apportioned between the relevant Indemnified Party and the Seller as agreed between them or, failing such agreement, as shall be determined by arbitrators pursuant to clause 27.3, taking into account only the provisions of clause 13.2, the extent to which the Costs in question are attributable to (a) and (b) above, and the steps taken (if any) by the Indemnified Parties to avoid, limit, reduce or otherwise mitigate the risk of incurring the relevant Remedial Action Programme Costs and their amount insofar as such steps relate to Existing Conditions.

CONTROL OVER REMEDIAL ACTION PROGRAMME AND OTHER ACTION IN RELATION TO PROPERTIES OTHER THAN THE KARLSKOGA SITE

13.4 The Buyer, after Closing, shall and shall procure that the other Indemnified Parties shall make reasonable efforts to secure that any clean-up, containment or other programme of remedial action and any other action to which the Costs referred to in clauses 13.2(a) and 13.2(b) relate and which are carried out on or in relation to Properties other than the Karlskoga Site shall be carried out under the control of either the Buyer or another Indemnified Party with the aim of securing that the Costs of such action shall be Remedial Action Programme Costs.

THE CAP

13.5(a)              The aggregate of:

                     (i)     Remedial Action Programme Costs;

                     (ii)    Permit Compliance Costs; and

                     (iii) other Costs relating to harm sustained by or on the Properties as referred to in clause 13.1(b) above,


to be borne by the Seller, together with any additional amounts paid in respect thereof by the Seller pursuant to clause 15 in respect of any charge to tax in relation to the matters in clause 13.5(a)(i) to (iii) above, shall not exceed the Swedish Krona equivalent of forty two million five hundred thousand Dutch Guilders (NLG 42,500,000) calculated on the Closing Exchange Rate basis (the
CAP).

(b) If the annual rate of inflation as measured by the Swedish Producers' Price Index for the Chemical Industry (the SPPI INFLATION RATE) over the first ten (10) years after the Closing Date shall average more than five per cent. (5%) per year, the Cap shall thereafter be adjusted annually on the anniversary of the Closing Date in the following way:

                     -- the Cap shall be decreased by any amounts paid by the Seller in respect of the Costs referred to in clause 13.5(a) above (the REDUCED CAP); and then

                     -- the Reduced Cap shall be increased by an amount equal to the SPPI Inflation Rate (applicable for the year in question) multiplied by the Reduced Cap.

INSURANCE AND GRANTS

13.6(a)              Where:

                     (i)     Remedial Action Programme Costs;

                     (ii)    Permit Compliance Costs; or

                     (iii) other Costs relating to harm sustained by or on the Properties as referred to in clause 13.1(b) above,


are met, either wholly or partly, by insurance or by governmental or other grants directly relating to the Costs incurred, the sums payable by the Seller in respect of such Costs shall be reduced in the following way:

                     -- the amount of such insurance (less the costs of recovery) or grant shall be deducted from such Costs (the REDUCED COSTS); and then

                     -- the Reduced Costs shall be regarded as such Costs for the purpose of calculating the Seller's liability.

(b) The Buyer shall use its, and shall procure after Closing that the Acquired Group shall use its, reasonable endeavours to seek recovery under any applicable policy of insurance or to obtain governmental or other grants where these are available, to reduce the Seller's liability as provided for in this clause 13.

PERMIT COMPLIANCE COST SHARING

13.7(a) Subject to clauses 13.5 (The Cap) and 13.6 (Insurance and Grants) Permit Compliance Costs to the extent that they exceed in aggregate one hundred and seventy five million Swedish Krona (SEK 175,000,000), shall be borne equally between the Indemnified Parties on the one hand and the Seller on the other hand. The Seller shall from time to time reimburse the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) accordingly within twenty one (21) days of receiving a written demand to do so with documentary evidence of the Permit Compliance Costs incurred and paid.

(b) The Seller shall only be liable for Permit Compliance Costs which are incurred after the Closing Date and within three (3) years after the date on which the Outstanding Environmental Permit is granted, or, if later, within three (3) years after the date on which the relevant term or condition of the Outstanding Environmental Permit is finally determined whether by appeal or otherwise. The Seller shall not be liable, however, for any Permit Compliance Costs incurred more than five (5) years after the date on which the Outstanding Environmental Permit is granted.

(c) The provisions of this clause 13.7 shall cease to apply if the Outstanding Environmental Permit has not been granted within three (3) years after the Closing Date. This period shall, however, be extended as necessary to allow for any appeal which may be made during that period against a refusal of the Outstanding Environmental Permit to be finally determined.

REFUSAL OF THE OUTSTANDING ENVIRONMENTAL PERMIT

13.8 If, within the period of three (3) years after the Closing Date, and despite the Buyer's and the Acquired Group's reasonable efforts, the renewal or grant of the Outstanding Environmental Permit is refused and, as a consequence thereof, the Acquired Group is forced substantially to discontinue the operations at the Properties, then the Buyer shall have the right to terminate this Agreement and the Profarmaco Agreement jointly. In case of such termination, clause 13.11 shall apply.

UNDULY ONEROUS CONDITIONS OF THE OUTSTANDING ENVIRONMENTAL PERMIT

13.9(a) If, within the period of three (3) years after the Closing Date, the Outstanding Environmental Permit is granted and the Buyer forms its reasonable estimation that the terms and conditions thereof (the PERMIT CONDITIONS) are unduly onerous, then the Buyer shall have the right to terminate this Agreement and the Profarmaco Agreement jointly. In case of such termination clause 13.11 shall apply. The Permit Conditions shall be regarded as being unduly onerous if, to the extent that they relate to the types of activities carried out at the Properties at or within three (3) years before the Closing Date, compliance therewith would in the Buyer's reasonable estimation:

                     (i) require, in aggregate, expenditure by, or result in a loss to, the Indemnified Parties in excess of five hundred million Swedish Krona (SEK 500,000,000); or

                     (ii) require the Acquired Group, substantially to discontinue the operations at the Properties within the period of ten (10) years after the date on which the Outstanding Environmental Permit is granted.

The issue of whether the Permit Conditions are unduly onerous shall be notified by the Buyer to the Seller. If the Seller disagrees with such notification, then the issue shall be submitted for determination to arbitration in accordance with clause 27.3.

(b) If, within the period of three (3) years after the Closing Date, the Buyer concludes that in the Buyer's reasonable estimation the Permit Conditions are not unduly onerous, it shall as soon as reasonably practicable thereafter, notify the Seller that the right of the Buyer to terminate this Agreement under clause 13.8 has not arisen, whereupon the Buyer's rights so to terminate shall lapse.

APPEALS

13.10 To the extent allowed by the Applicable Laws, the Buyer or the Acquired Group shall appeal against a refusal of the Outstanding Environmental Permit or against unduly onerous Permit Conditions if:

                     (i) the Buyer or the Acquired Group is advised and reasonably considers that such appeal has a reasonable prospect of success; or
                     (ii) the Seller has unconditionally and irrevocably agreed to bear the Costs of such appeal.

TERMINATION

13.11(a) The right to terminate this Agreement and the Profarmaco Agreement jointly set out in clauses 13.8 and 13.9 shall lapse if not exercised within six (6) months of the date on which such right arises or, if an appeal has been made in accordance with clause 13.10 above, within six (6) months of the date of final determination of that appeal, whichever is the later.

(b) Before exercising its right of termination contained in clauses 13.7 and 13.8 the Buyer shall give the Seller the opportunity to comment on the proposed exercise of the said right and the parties shall engage in good faith in a process of consultation with a view, inter alia, to identifying ways in which the exercise of the said right might be avoided;

(c) The Seller shall, within seven (7) days of receiving written notice from the Buyer that the Buyer is able and wishes to enforce its rights of termination contained in clauses 13.8 and 13.9, or within seven (7) days of the decision of the arbitrators if the issue of whether the Permit Conditions are unduly onerous has been submitted to arbitration, repay to the Buyer all sums paid to the Seller under this Agreement and the Buyer shall transfer the Shares back to the Seller as soon as reasonably practicable following receipt of such sums. Upon the completed transfers described in this clause, this Agreement shall be of no further force and effect save as to clauses 19, 20, 26 and 27 (but without prejudice to any claims a party may have for an antecedent breach). In the case of termination the Seller and the Buyer shall negotiate in good faith to achieve an equitable settlement on restitution having due and proper regard to the parties' position at Closing.

INFORMATION SHARING AND COOPERATION

13.12 If the Buyer becomes aware of any matter which the Buyer reasonably considers may give rise to a claim under these Environmental Indemnities, the Buyer shall as soon as reasonably practicable give the Seller written notice containing details (where possible) of the matter, including any proposed Permit Compliance Work or Remedial Action Programme and including the Buyer's estimate (on a without prejudice basis) of the cost of such action.
The Buyer shall use and shall cause the Acquired Group to use its reasonable endeavours to minimise both the Permit Compliance Costs or the Remedial Action Programme Costs and any disruptive effect of such action on the business of the Buyer and the Acquired Group. The Buyer and the Seller shall engage in a process of prompt, mutual information exchange and consultation concerning the proposed responses to such matter, such exchanges and consultations to include, where appropriate, but not be limited to the following:

                     (i) any communications of any nature concerning such matter;

                     (ii) identification and employment of legal and technical experts;

                     (iii)    design and implementation of response activities;

                     (iv) negotiations with governmental entities and/or potential third party claimants; and

                     (v) the Seller's consent to the use of expertise internal to the Buyer or the Acquired Group, the Seller's consent to the use of such expertise not to be unreasonably withheld.

Nothing in this clause 13.12 shall prevent or restrict the Buyer or the Acquired Group from taking any action without complying with this clause 13.12 if the Buyer or the relevant member of the Acquired Group reasonably believes that the taking of that action is urgently necessary to avoid, limit, reduce or otherwise mitigate the risk of incurring Costs which would give rise to a claim or claims against the Seller under these Environmental Indemnities. However, if reasonably possible, such action shall only be taken by the Buyer in consultation in good faith with the Seller.


RIGHT TO ASSIGN REMEDIAL ACTION PROGRAMME COST AND PERMIT COMPLIANCE COST SHARING PROVISIONS AND CONSEQUENTIAL INDEMNITIES

13.13(a)              If, after Closing, the Buyer sells or otherwise transfers
                     the Shares or the Properties to a third party, the Buyer shall be entitled to assign to that third party the benefits contained in clauses 13.2, 13.3 and 13.7 or any of them (the ability to require the Seller to bear a proportion of Remedial Action Programme Costs and Permit Compliance Costs) and the benefit of this clause 13.13(a), subject to (to the extent permissible by the relevant law governing the said sale or transfer) the provisions of clauses 10.7, 13.4, 13.5, 13.6 and 13.12.
                     The Buyer shall consult with the Seller before exercising its right to assign under this clause 13.13(a);

(b)                  If:

                     (i) the Buyer, after Closing, sells or otherwise transfers the Shares or the Properties to a third party; and

                     (ii) the said third party is able to and does recover from the Seller sums in respect of Remedial Action Programme Costs and/or Permit Compliance Costs over and above those which would have been payable by the Seller to the Buyer (or to another Indemnified Party) had the said sale or transfer to the third party not taken place (the EXCESS COSTS), the Buyer undertakes and agrees to indemnify the Seller and Akzo in respect of the Excess Costs.

(c) If the Buyer, after Closing, sells or otherwise transfers the Shares or the Properties to a third party and assigns to that third party the benefits contained in clauses 13.2, 13.3 and 13.7 or any of them as provided for in clause 13.13(a) above, but, notwithstanding such assignment, the said third party is able to and does recover from the Buyer or from another Indemnified Party Costs which, by virtue of the assignment, could have been recoverable from the Seller, the Seller undertakes and agrees to indemnify the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) in respect of such Costs.

(d) If the Buyer, after Closing, sells or otherwise transfers part of the Shares or the Properties to a third party the provisions of clauses 13.13(a), 13.13(b) and 13.13(c) above shall apply pro rata the proportion that the said part bears to the whole of the Shares or the Properties as the case may be.

(e) For the avoidance of doubt, the provisions of clauses 13.13(b), 13.13(c) and 13.13(d) above are intended to place the parties to this Agreement, in the event that the Buyer, after Closing, sells or otherwise transfers the Shares or the Properties (or a part thereof) to a third party in the same position as they would have been had such sale or transfer not taken place. If necessary in order to achieve this result, the parties shall negotiate in good faith to reach whatever supplemental agreement, if any, is required.

PENSION SCHEMES

14.1 All future liabilities of the Acquired Group for contributions to pension schemes shall be for the account of the Acquired Group with effect from Closing.

14.2 The Seller and Akzo shall indemnify and hold harmless the Buyer and Cambrex (or, if so directed by the Buyer or Cambrex, the Acquired Group) for any liability for provision of pension benefits (including contributions to any relevant state pension schemes and, in Sweden, the ITP Insurance Scheme) to any employee of the Acquired Group accrued under Swedish GAAP up to the Closing Date to the extent that liability therefor exceeds by more than five per cent (5%) the provision in the Last Accounts.

GROSSING UP

15. If any tax authority brings into charge to tax any sum paid by the Seller or Akzo hereunder (including any circumstances where any relief is available in respect of such charge to tax), then the Seller or Akzo shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable hereunder PROVIDED THAT, but without prejudice to the foregoing, any sum paid by the Seller or Akzo in respect of a Cost suffered or incurred by an Indemnified Party shall be reduced to the extent that such Indemnified Party benefits from a tax deduction or allowance in relation to such Cost.

ENTIRE AGREEMENT

16. This Agreement constitutes the entire agreement and understanding between the parties in connection with the sale and purchase of the Shares. None of the parties to this Agreement has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement.

VARIATION

17. No variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

ASSIGNMENT

18. Subject to clause 13.13, none of the parties to this Agreement shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other parties, except for an assignment, in the case of the Seller, to a member of the Retained Group, or, in the case of Cambrex or the Buyer, to another subsidiary of Cambrex.

ANNOUNCEMENTS

19. No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Buyer or any other member of the Retained Group or Cambrex and/or its Subsidiaries without the prior written approval of the Buyer or the Seller as applicable during any period before or within nine (9) months after Closing, such approval not to be unreasonably withheld or delayed. This shall not affect any announcement or circular required by law or the rules of any stock exchange and, in particular but without limitation, Cambrex shall retain full authority to make an announcement in connection with the subject matter of this Agreement in order to comply with any rule or regulation of the US Securities Exchange Commission, it being understood that Akzo shall be previously consulted on any such announcement and that Cambrex shall take into due consideration any reasonable request by Akzo in this respect.

COSTS

20. Subject to clause 10.2(b)(ii) and except as otherwise specified in this Agreement, each of the parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

INVALIDITY

21. If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

COUNTERPARTS

22. This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

PARENT COMPANY GUARANTEES

Akzo's Guarantee

23.1 In consideration of the Buyer and Cambrex entering into and acting in accordance with this Agreement, Akzo (as principal obligor and not merely as a surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Seller of all its obligations under or pursuant to this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

23.2 Akzo's liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement or the Profarmaco Agreement, any release of, or granting of time or other indulgence to, the Seller or any third party, any liquidation, administration, receivership or winding-up of the Seller or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Seller, the Buyer or Akzo) which would or might (but for this clause) operate to impair or discharge Akzo's liability under this guarantee.

CAMBREX' GUARANTEE

23.3 In consideration of the Seller and Akzo entering into and acting in accordance with this Agreement, Cambrex (as principal obligor and not merely as surety) unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by the Buyer of all its obligations under or pursuant to the terms of this Agreement (including any documents of transfer or otherwise entered into pursuant to the terms of this Agreement).

23.4 Cambrex' liability hereunder shall not be discharged or impaired by any amendment to or variation of this Agreement or the Profarmaco Agreement or of any other document, any release of, or granting of time or other indulgence to, the Buyer or any third party, any liquidation, administration, receivership or winding-up of the Buyer or by any other act or omission or any other events or circumstances whatsoever (whether or not known to the Buyer, the Seller, Cambrex or Akzo) which would or might (but for this clause) operate to impair or discharge Cambrex' liability under this Guarantee.

WAIVER

24.1 Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

24.2 The rights and remedies of any party under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

FURTHER ASSURANCE

25.1 The Seller shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Buyer may from time to time reasonably require, whether on or after Closing, for the purpose of giving to the Buyer the full benefit of all of the provisions of this Agreement.

25.2 The Seller shall procure that there is made available to the Buyer at such time(s) and place(s) as the Buyer may reasonably direct all information in the possession or under the control of the Seller which the Buyer may from time to time reasonably require, whether before or after Closing, in relation to the business and affairs of the Acquired Group.

NOTICES

26.1 Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered air mail post to the address and for the attention of the relevant party set out in clause 26.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a) in the case of fax, twelve (12) hours after the time of despatch;

(b) in the case of recorded delivery or registered air mail post, seventy-two (72) hours from the date of posting.


Any notice served by the Buyer, in compliance with the provisions of this clause, on Akzo shall be deemed also to have been served simultaneously on the Seller and vice-versa and any notice so served by Akzo on the Buyer shall be deemed to have been served also by the Seller.

26.2                 The addresses of the parties for the purpose of clause
26.1 are as follows:

SELLER:

Address:                               P.O. Box 11550,
                                       S-100 61, Stockholm, Sweden

For the attention of:                  The President

Fax:                                   (010) 46 641 6393

With a copy to Akzo

Address:                               Velperweg 76
                                       P.O.Box 9300
                                       6800 Arnhem, The Netherlands

For the attention of:                  Director, Legal Affairs

Fax:                                   (010) 31 85 663240

AKZO:

Address:                               Velperweg 76
                                       P.O. Box 9300,
                                       6800 Arnhem, The Netherlands

For the attention of:                  Director, Legal Affairs

Fax:                                   (010) 31 85 663240

CAMBREX

Address:                               One Meadowlands Plaza
                                       East Rutherford,
                                       N.J. 07073
                                       USA

For the attention of:                  The Corporate Secretary

Fax:                                   (201) 804 9852

26.3 In proving such service, unless otherwise required by applicable laws, it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GOVERNING LAW AND JURISDICTION


27.1 This Agreement shall be governed by and construed in accordance with the laws of England.

27.2 Save as provided in clause 27.3, each of the parties irrevocably submits, for the benefit of the other(s), to the non-exclusive jurisdiction of the courts of England.

27.3 Any dispute, controversy, claim or issue relating to the Environmental Warranties, the Environmental Indemnities or otherwise to Environmental Matters under this Agreement shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as in force on the Closing Date. The parties hereby agree:

(a)      that the number of arbitrators shall be three;

(b)      that the place of arbitration shall be London;

(c) that the language to be used in the arbitral proceedings shall be English;

(d) to accept that the decision of the arbitrators shall be final and binding on them as from the date it is made; and

(e) to waive their right to any form of appeal or recourse to a court of law or other judicial authority following the decision of the arbitrators.

27.4 The Seller and Akzo shall at all times each maintain an agent for service of process in England. The first such agent shall be J.R. Kelly of C.A. Maddin & Co, 6 Claremont Road, Surbiton, Surrey KT6 4RA.


The Seller and Akzo undertake not to revoke the authority of such agent and further undertake to appoint another agent with an address in England and notify each of the Buyer and Cambrex of such appointment forthwith if service of process on such first agent (or any subsequent replacement agent) at such address shall cease to be effective for the purposes of the rules of the Supreme Court of England and Wales. In default of appointment by the Seller or Akzo, the Buyer or Cambrex shall be entitled to appoint such an agent on behalf of, and at the expense of respectively, the Seller or Akzo.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                   SCHEDULE 1

              THE COMPANY, THE SUBSIDIARY AND THE SALES COMPANIES

                             Details of the Company

1.  Name:                              Nobel Chemicals International A.B.

2.  DATE OF INCORPORATION:             6 June, 1898

3.  PLACE OF INCORPORATION:            Karlskoga, Sweden

4.  CLASS OF COMPANY:                  Private Limited Company

5.  REGISTERED NUMBER:                 556002-7756

6.  REGISTERED OFFICE:                 Karlskoga, Sweden

7.  DIRECTORS:
                                       Christer Andersson, Matz Ericson,
                                       Claes Glassell, Ove Mattsson, Soren Mellstig,
                                       Tarbjorn Norin (Deputies:  Lars Ake Norrback,
                                       Jan-Erik Soderstrom).

8.  AUTHORISED CAPITAL:                SEK 125,000,000

9.  ISSUED CAPITAL:                    125,000 shares, nominal value 1,000 SEK per share

10. REGISTERED SHAREHOLDER:            Nobel Industries A.B.

11. FINANCIAL YEAR END:                31 December

12. AUDITORS:                          Ohrlings Reveko AB

13. TAX RESIDENCE:                     Sweden

14. SUBSIDIARIES:                      Nobel Chemicals A.B., Nobelkrut A.B.

15. MORTGAGES AND CHARGES:             None


                           DETAILS OF THE SUBSIDIARY

 1.  NAME:                             Nobel Chemicals A.B.

 2.  DATE OF INCORPORATION:            8 September, 1916

 3.  PLACE OF INCORPORATION:           Stockholm, Sweden

 4.  CLASS OF COMPANY:                 Private Limited Company

 5.  REGISTERED NUMBER:                556013-6235

 6.  REGISTERED OFFICE:                Karlskoga, Sweden

 7.  DIRECTORS:                        Claes Glassell, Jan Stureborg, Olle Werner

 8.  AUTHORISED CAPITAL:               1,050,000 Swedish Krona

 9.  ISSUED CAPITAL:                   30,000 Shares, nominal value 35 Swedish Krona per share

 10. REGISTERED SHAREHOLDERS:          Nobel Chemicals International A.B.

 11. FINANCIAL YEAR END:               31 December

 12. AUDITORS:                         Ohrlings Reveko AB

 13. TAX RESIDENCE:                    Sweden

 14. SUBSIDIARIES:                     Nobel Kemi AB

 15. MORTGAGES AND CHARGES:            None

                         DETAILS OF THE SALE COMPANIES

                            A.  NOBEL CHEMICALS GMBH

 1.  DATE OF INCORPORATION:            16 October, 1990

 2.  PLACE OF INCORPORATION:           Amtsgericht Munchen, Germany

 3.  CLASS OF COMPANY:                 GmbH

 4.  REGISTERED NUMBER:                92708

 5.  REGISTERED OFFICE:                Nobel Chemicals GmbH, Wetterstein Str. 4, 82024
                                       Taufkirchen

 6.  DIRECTORS:                        Heinz Hackl

 7.  SECRETARY:                        Carl Freudhofer

 8.  AUTHORISED CAPITAL:               DM 100,000

 9.  ISSUED CAPITAL:                   DM 100,000

 10. REGISTERED SHAREHOLDERS:          Nobel Industrier GmbH, Stoppenberger Str. 88, 45141 Essen

 11. FINANCIAL YEAR END:               31 December

 12. AUDITORS:                         Coopers & Lybrand

 13. TAX RESIDENCE:                    Germany

 14. SUBSIDIARIES:                     None

 15. MORTGAGES AND CHARGES:            None

                          B.  NOBEL CHEMICALS LIMITED

 1.  DATE OF INCORPORATION:            27 January, 1989

 2.  PLACE OF INCORPORATION:           London, England

 3.  CLASS OF COMPANY:                 Private Limited Company

 4.  REGISTERED NUMBER:                2340281

 5.  REGISTERED OFFICE:                21, Holborn Viaduct, London EC1A 2DY

 6.  DIRECTORS:                        Gunnar Agren, Gunnar Erlandsson, Claes Glassell, Jan Stureborg

 7.  SECRETARY:                        SISEC Limited

 8.  AUTHORISED CAPITAL:               L.5,000

 9.  ISSUED CAPITAL:                   5,000 shares of L.1 each

 10. REGISTERED SHAREHOLDERS:          Nobel Industries Sweden (UK) Limited

 11. FINANCIAL YEAR END:               31 December

 12. AUDITORS:                         Coopers & Lybrand

 13. TAX RESIDENCE:                    United Kingdom

 14. SUBSIDIARIES:                     None

 15. MORTGAGES AND CHARGES:            None

                           C.  NOBEL CHEMICALS, INC.

 1.  DATE OF INCORPORATION:            19 October, 1982

 2.  PLACE OF INCORPORATION:           Delaware, USA

 3.  CLASS OF COMPANY:                 Corporation

 4.  REGISTERED NUMBER:                0946452

 5.  REGISTERED OFFICE:                108 Webster Bldg, 3411 Silverside Rd., Wilmington,
                                       DE19810, USA

 6.  DIRECTORS:                        Claes Glassell, Carl Johansson, Monika Lekander,
                                       Jan Stureborg, Paolo Russolo

 7.  SECRETARY:                        Douglas R. Welter

 8.  AUTHORISED CAPITAL:               100 shares of US$1.00 per share

 9.  ISSUED CAPITAL:                   None

 10. REGISTERED SHAREHOLDERS:          Nobel Delaware Holdings, Inc.

 11. FINANCIAL YEAR END:               31 December

 12. AUDITORS:                         Coopers & Lybrand

 13. TAX RESIDENCE:                    South Carolina, USA

 14. SUBSIDIARIES:                     None

 15. MORTGAGES AND CHARGES:            None

                                   SCHEDULE 2

                                 THE WARRANTIES

                                PART A : GENERAL

INFORMATION

INFORMATION PROVIDED BY SELLER

1. To the best knowledge of the Seller, the information provided to the Buyer and/or Cambrex during the preparation and negotiation of this Agreement and all information listed in the Data Room Index is, in all material respects, true, accurate and not misleading PROVIDED THAT where forecasts, projections or estimations are made in the information listed in the Data Room Index no warranty is expressed as to the accuracy of such forecasts, projections or estimations and this Warranty 1 does not apply to the Information Memorandum, management accounts and budgets for the Acquired Group.

THE SELLER AND AKZO

OWNERSHIP OF THE SELLER AND AUTHORISATIONS

2.1(a) The entire corporate capital of the Seller is owned by Akzo free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b) Each of the Seller and Akzo has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its respective obligations under this Agreement.

THE COMPANY, THE SUBSIDIARY, THE SALES COMPANIES AND THE SHARES

2.2(a) All of the Shares are fully paid and are owned by the Seller free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

(b) The information in respect of the Company, the Subsidiary and each of the Sales Companies set out in Schedule 1 is true and accurate.

SUBSIDIARIES AND OTHER INTERESTS

2.3 The Company does not own or have any interest of any nature whatsoever in any shares, debentures or other securities issued by any subsidiary of the Company other than the Subsidiary, the Sales Companies and the Dormant Subsidiaries or by any other undertaking.

FINANCIAL MATTERS

ACCOUNTS

3.1(a) The Last Accounts of each member of the Acquired Group give a true and fair view of the state of affairs of that member of the Acquired Group as at the Last Accounts Date and of their results for the financial year ended on the Last Accounts Date.

(b) Without limiting the generality of paragraph (a), except as stated in its Accounts, no changes in the accounting policies were made by the Acquired Group in any of its three (3) financial years ended on the Last Accounts Date.

         MANAGEMENT ACCOUNTS

3.2(a) The unaudited management accounts of the Acquired Group for all monthly periods ended after the Last Accounts Date were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the twelve months prior to the Last Accounts Date.

(b) The Balance Sheet is not misleading in any material respect and neither materially over-states the value of the assets nor materially under-states the liabilities of the Acquired Group as at the dates to which it was drawn up and does not materially over-state the profits of the Acquired Group in respect of the periods to which it relates.

POSITION SINCE LAST ACCOUNTS DATE

3.3(a) Since the Last Accounts Date there has been no material adverse change in the financial or trading position of the Acquired Group and, so far as the Seller is aware no event, fact or matter (which is not in the public domain) has occurred which is likely to give rise to any such change.

(b) Since the Last Accounts Date, except as specifically provided for in this Agreement:

                 (i) the businesses of the Acquired Group have been carried on in the ordinary and usual course and none of the Acquired Group has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

                 (ii) no dividend or other distribution has been declared, paid or made by the Acquired Group;

                 (iii) no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Acquired Group;

                     (iv) all material transactions between the Acquired Group and members of the Retained Group have been on arm's length terms;

                     (v) except for Approved Projects no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Acquired Group which is of a long term or unusual nature and which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of Swedish Krona five million (SEK 5,000,000) being regarded as MATERIAL for this purpose);

                     (vi) no change has been made in terms of employment, including pension commitments, by the Acquired Group other than those required by law and any relevant merit and promotional increase has been made in the ordinary course of business and in accordance with past practices;

                     (vii) no resolution of the shareholders of the Acquired Group has been passed in relation to the foregoing matters whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings).

                     ACCOUNTING AND OTHER RECORDS

3.4(a) The statutory books, books of account and other records of the Acquired Group:

                       (i) are materially complete, up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis;

                       (ii) are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which any member the Acquired Group is a party.

(b) All the accounting records and systems (including but not limited to computerised accounting systems) of the Acquired Group are recorded, stored, maintained or operated or otherwise held by the Acquired Group and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Acquired Group.

(c) Each member of the Acquired Group is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

(d) All accounts, documents and returns required by law to be delivered or made by the Acquired Group to the Patent and Registration Office or any other authority have been duly and correctly delivered or made.

FINANCIAL YEAR END

3.5 The financial year end of the Company is, and during the last three (3) years, always has been December 31.


DEBT POSITION

DEBTS OWED TO THE ACQUIRED GROUP

4.1                  There are no debts owing to the Acquired Group other than:

                        (i) the Inter-Group Indebtedness which is to be discharged prior to Closing; and

                        (ii) other trade debts incurred in the ordinary and usual course of business.

DEBTS OWED BY THE ACQUIRED GROUP

4.2(a) As at the date of this Agreement, none of the Acquired Group has any outstanding borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

                        (i) Inter-Group Indebtedness which is to be discharged prior to Closing;

                        (ii) moneys borrowed from third parties which are to be discharged prior to Closing unless otherwise agreed by the Buyer;

                        (iii)    in relation to pension liabilities; and

                        (iv) trade debts incurred in the ordinary and usual course of business.

REGULATORY MATTERS

LICENCES

5.1(a) To the best knowledge of the Seller, each member of the Acquired Group has obtained all licences, permissions, authorisations and consents required for carrying on its business the absence of which would materially affect the manner in which such business is now carried on but which includes all product licences, chemical/animal test certificates and all other SUI GENERIS licences anywhere in the world relating to the manufacture, sale and/or testing of any pharmaceutical by the Company.

(b) To the best knowledge of the Seller, the licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not subject to any unusual or onerous conditions and have been complied with in all respects.

(c) To the best knowledge of the Seller, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Buyer or otherwise).

COMPLIANCE WITH LAWS

5.2(a) The Acquired Group have conducted their respective business and corporate affairs in accordance with their respective documents of incorporation and bye-laws and with all applicable laws and regulations (whether of Sweden or any other jurisdiction).

(b) None of the Acquired Group is in default of any order, decree or judgement of any court or any governmental or regulatory authority (whether of Sweden or any other jurisdiction).

(c) So far as the Seller is aware the transactions contemplated by this Agreement do not require prior clearance or filing or subsequent authorisation from any national or international authority, including (by way of example and not by way of limitation) any pharmaceutical or defence related authority.

COMPETITION AND FAIR TRADING LAWS

5.3(a) To the best knowledge of the Seller, none of the Acquired Group is a party to (or is concerned in) any agreement, arrangement, concerted practice or course of conduct which
                     (i) is in breach of national or international anti-trust legislation, (ii) is in breach of national or international consumer protection or fair trading legislation (iii) falls within Article 85 and/or Article 86 of the Treaty of Rome; or (iv) falls within Article 53 and/or Article 54 of the Agreement on the European Economic Area; or (v) otherwise infringes the competition legislation or practice of any other jurisdiction.

(b) None of the Acquired Group has received any process, notice or other communication (formal or informal) by or on behalf of any competent national or international authority having jurisdiction in competition matters in relation to any aspect of the businesses of the Acquired Group or any agreement, arrangement, concerted practice or course of conduct to which the Acquired Group is, or is alleged to be, a party.

(c) None of the Acquired Group is involved in any practice or agreement as a result of which it is likely to receive any such process, notice or communication as is referred to in paragraph (b).

(d) None of the Acquired Group is subject to any order or judgement given by any court or governmental or regulatory authority, or party to any undertaking or assurance given to any such court or authority, in relation to competition matters which is still in force.


THE ACQUIRED GROUP'S ASSETS

OWNERSHIP

6.1(a) For the purpose of this Warranty 6.1, ASSETS shall not include the Properties, to which the provisions of Part B of this Schedule shall apply.

(b) Each of the assets included in the Last Accounts of each member of the Acquired Group or acquired by it since the Last Accounts Date (other than assets sold in the ordinary course of business) is the absolute property of the Acquired Group. Those assets are not the subject of any security interest or any assignment, equity, option, right of pre-emption, royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:

                     (i) any hire or lease agreement in the ordinary course of business involving expenditure of less than Swedish Krona five hundred thousand (SEK500,000) per annum ;

                     (ii) title retention provisions in respect of goods and materials supplied to the Company in the ordinary course of business.

POSSESSION AND THIRD PARTY FACILITIES

6.2(a) All of the assets owned by the Acquired Group, or in respect of which the Acquired Group has a right of use, are in the possession or under the control of the Acquired Group.

(b) Where any assets are used but not owned by the Acquired Group or any facilities or services are provided to the Acquired Group by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any material agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

ADEQUACY OF ASSETS

6.3(a) The assets of the Acquired Group and the facilities and services to which the Acquired Group have a contractual right include all rights, properties, assets, facilities and services necessary or desirable for the carrying on of the businesses of the Acquired Group in the manner in which it is currently carried on.

(b) None of the Acquired Group depends in any material respect upon the use of assets owned by, or facilities or services provided by, any member of the Retained Group.

CONDITION OF ASSETS

6.4 The plant, machinery, equipment and vehicles used by the Acquired Group:

                     (i) are generally in a good state of repair and have been regularly and properly maintained in accordance with appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

                     (ii) are capable of being efficiently and properly used for the purposes for which they were acquired or are retained;

                     (iii) are not dangerous, obsolete or in need of renewal or replacement.

PLANT REGISTERS

6.5 The plant registers of the Acquired Group comprise a complete and accurate record of all material plant, machinery, equipment and vehicles owned or possessed by the Acquired Group.

STOCK

6.6 The current raw materials and stock of the Acquired Group are adequate in relation to the current trading requirements of the Acquired Group; are in good undamaged and merchantable condition; and are not obsolete.

INSURANCES

6.7(a) There is set out in the Disclosure Letter a summary of the insurances maintained by or covering the Acquired Group. Such insurances are in full force and effect and, to the best knowledge of the Seller, there are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and Closing will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.
(b) No material claim is outstanding by the Acquired Group under any such policy of insurance and, to the best knowledge of the Seller, there are no circumstances likely to give rise to such a claim.
(c) All of the assets of the Acquired Group which are of an insurable nature have at all material times been and are at the date of this Agreement insured with reputable insurers or underwriters against fire and such other risks as are commonly insured against by companies owning assets of a similar nature.
(d) The Acquired Group have at all material times been and are insured against such risks and in such amounts as are commonly insured against by companies carrying on similar businesses including, without limitation, employers' liability, public and product liability and personal accident risks.
(e) The policies of insurance maintained by the Acquired Group contain no special or unusual terms or restrictions and the premiums payable in relation to such policies are not in excess of normal rates and no premiums are due but unpaid.

INTELLECTUAL PROPERTY RIGHTS

REGISTERED RIGHTS

7.1(a) The Disclosure Letter contains true, complete and accurate lists of all Intellectual Property Rights registered or sought to be registered in any jurisdiction which are held or beneficially owned by the Acquired Group. The Company, the Subsidiary or each of the Sale Companies, as appropriate, is the sole legal owner of such Intellectual Property Rights.
(b) No act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.
CHARGES

7.2 The Intellectual Property Rights which are owned or otherwise used by the Acquired Group are not subject to any mortgage, charge, lien or other security interest. INFRINGEMENT

7.3(a) To the best knowledge of the Seller, none of the operations of the Acquired Group infringe, or is likely to infringe, any rights held by any third party or involve the unauthorised use of confidential information disclosed to the Acquired Group (or any member of the Retained Group) in circumstances which might entitle a third party to make a claim against the Acquired Group.

(b) No claim has been made by any third party which alleges any infringing act or process which would fall within paragraph (a) above or which otherwise disputes the right of the Acquired Group to use any Intellectual Property Rights relating to its business and the Seller is not aware of any circumstances (including any act or omission to act) likely to give rise to such a claim.

(c) There exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by the Acquired Group (including misuse of confidential information) or any event likely to constitute such an infringement nor has the Acquired Group (or any member of the Retained Group) acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights.

Employee Claims

7.4 No claims have been made or threatened by employees or ex-employees under any statutory inventor compensation provision, or like employee compensation provision, in any jurisdiction.

INTELLECTUAL PROPERTY LICENCES

7.5(a) True and accurate details of all licences granted to or by the Acquired Group in respect of Intellectual Property Rights are set out in the Disclosure Letter including details of any limit as to time or right of termination affecting the use of the Intellectual Property Rights.

(b) None of the Acquired Group is in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by the Acquired Group.

LOSS OF RIGHTS

7.6 No Intellectual Property Rights owned or used by the Acquired Group and no licence of Intellectual Property Rights of which the Acquired Group has the benefit will be lost, or rendered liable to any right of termination or cessation by any third party, by virtue of the acquisition by the Buyer of the Shares.

CONFIDENTIAL INFORMATION

7.7 Where information of a confidential nature has been developed or acquired by the Acquired Group for the purposes of its business in the three (3) year period prior to the date of this Agreement, so far as the Seller is aware such information (except insofar as it has fallen into the public domain through no fault of the Acquired Group or any member of the Retained Group) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Seller is not aware of any breach of such confidentiality obligations by any third party.

CONTRACTUAL MATTERS

MATERIAL CONTRACTS

8.1 The Disclosure Letter lists all material agreements and arrangements of the kinds described in this Warranty 8.1 to which the Acquired Group is a party. Except as specified in the Disclosure Letter, there is no outstanding material agreement or arrangement to which the Acquired Group is a party:

(a) which, by virtue of the acquisition of the Shares by the Buyer or other performance of the terms of this Agreement, will result in:

                     (i) any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

                     (ii) the Acquired Group being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys or in a liability or obligation of the Acquired Group being created or increased;

(b) which will result in the Acquired Group becoming liable for any finder's fee, brokerage or other commission in connection with the acquisition of the Shares by the Buyer;

(c) other than in the ordinary course of business and at arm's length to which any member of the Retained Group is a party or in which any member of the Retained Group (or any director of any member of the Retained Group or of the Acquired Group or any person connected with any of them ) is interested or from which any such person takes benefit, whether directly or indirectly;

(d) entered into otherwise than by way of a bargain at arm's length;

(e) which requires (or confers any right to require) the allotment or issue of any Shares, debentures or other securities of the Acquired Group now or at any time in the future;

(f) (save for the Inter-Group Guarantees) which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding) given by the Acquired Group in respect of the obligations or solvency of any third party;

(g) pursuant to which the Acquired Group has sold or otherwise disposed of any company or business in circumstances such that it remains subject to any liability (whether contingent or otherwise) which is not fully provided for in its Last Accounts;

(h) which, upon completion by the Acquired Group of its work or the performance of its other obligations under it, is likely to result in a loss for the Acquired Group which is not fully provided for in the Last Accounts or which involves an abnormal degree of risk;

(i) which establishes any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement to which the Acquired Group is a party;

(j) which would enable any person not employed by the Acquired Group to enter into any contract or commitment on behalf of the Acquired Group;

(k) which involves or is likely to involve expenditure by the Acquired Group in excess of Swedish Krona five million (SEK5,000,000);

(l) which establishes any agency, distributorship, manufacturing or licensing agreement or arrangement to which the Acquired Group is a party;

(m) which is a currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other exchange or rate protection transaction or combination thereof or any option with respect to any such transaction or any other similar transaction to which the Acquired Group is a party;

(n) which is a recognition, procedural or other agreement between the Acquired Group and any recognised independent trade union;

(o) which is a bid, tender, proposal or offer having a value or involving expenditure in excess of Swedish Krona five million (SEK 5,000,000) and which, if accepted, would result in the Acquired Group becoming a party to any agreement or arrangement of a kind described in sub-paragraphs (a) to (n) above.

DEFAULTS

8.2(a) None of the Acquired Group is in default under any material agreement to which it is a party and to the best knowledge of the Seller there are no circumstances likely to give rise to any such default.

(b) No party with whom the Acquired Group has entered into any material agreement or arrangement is in default under such agreement or arrangement and to the best knowledge of the Seller there are no circumstances likely to give rise to any such default.

TRADING RELATIONSHIPS

8.3 During the twelve months preceding the date of this Agreement no significant customer of or supplier to the Acquired Group or has ceased to deal with the Acquired Group, to the best knowledge of the Seller, has indicated or intimated to Akzo or to the Seller an intention to cease to deal with the Acquired Group, either in whole or in part (a customer or supplier being regarded as significant for this purpose if it accounts for ten
(10) per cent. or greater of the annual sales of any member of the Acquired Group).

PRINCIPAL SUPPLIERS AND CUSTOMERS

8.4 No supplier or customer (including any person connected in any way with any such supplier or customer) accounts either for more than ten per cent. (10%) of the aggregate value of all purchases or for more than ten per cent. (10%) of the aggregate value of all sales of the Acquired Group during the first six (6) calendar months of 1994.

GRANTS

8.5 None of the Acquired Group has done or agreed to do anything as a result of which, and the acquisition of the Shares by the Buyer or other performance of the terms of this Agreement is not likely to have the result that, either:

(a) any investment or other grant or allowance paid to the Acquired Group is or will be liable to be refunded in whole or in part; or

(b) any such grant or allowance for which application has been made by the Acquired Group will not be paid or will be reduced.

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LITIGATION AND INVESTIGATIONS

LITIGATION

9.1(a) Except disclosed in the Disclosure Letter, none of the Acquired Group is a plaintiff or defendant in or otherwise a party to any preliminary witness hearing, injunction, litigation, arbitration or administrative proceedings which are in progress or threatened or pending by or against or concerning the Acquired Group or any of its assets.

(b) No governmental or official investigation or inquiry concerning the Acquired Group is in progress or pending.

(c) So far as the Seller is aware there are no circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph
                     (a) or paragraph (b).

DEFECTIVE PRODUCTS

9.2 None of the Acquired Group has manufactured, sold or supplied any product or service which is or was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by the Acquired Group or with all applicable laws, regulations, standards and requirements.

DIRECTORS AND EMPLOYEES

EMPLOYEES

10.1(a) The Disclosure Letter sets out or refers to a list of all employees of the Acquired Group showing, by reference to appropriate grades or categories, the remuneration payable and other principal benefits which the Acquired Group is bound to provide.

(b) None of the Acquired Group has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on the it to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

AGREEMENTS

10.2 There is not in existence any written or unwritten contract of employment with a director or an employee of the Company (or any contract for services with any person) which, subject to any mandatory notice provisions required by law, cannot be terminated by three (3) months' notice or less

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without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

COMPLIANCE

10.3 Each member of the Acquired Group has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.

DISPUTES

10.4 No dispute has arisen within the last five (5) years between the Acquired Group and a material number or category of its employees (or any trade union or other body representing all or any of such employees) and there are no present circumstances which are likely to give rise to any such dispute.

INCENTIVE SCHEMES

10.5 The Disclosure Letter contains a list of all share incentive schemes, share option schemes or profit sharing, bonus, commission or other incentive schemes for all or any directors or employees of the Acquired Group.

PAYMENTS ON TERMINATION

10.6 Except to the extent (if any) to which provision or allowance has been made in the Last Accounts:

(a) no outstanding liability has been incurred by the Acquired Group for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services;

(b) no gratuitous payment has been made or benefit given (or promised to be made or given) by the Acquired Group in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of the Acquired Group.

REDUNDANCIES

Within the period of one (1) year preceding the date of this Agreement, none of the Acquired Group has:

(a) given notice of any redundancies to any relevant authority or started consultations with any independent trade union;

(b) failed to comply with any duty to inform and consult any independent trade union under any relevant employment legislation.

EFFECT OF SALE

10.8 To the best knowledge of the Seller, no officer or senior employee of the Acquired Group intends to resign as a result of the acquisition of the Shares by the Buyer or other performance of the terms of this Agreement.

RECOGNISED UNIONS

10.9 The Disclosure Letter lists all trade unions recognised by the Acquired Group in relation to their respective employees.

CONSULTATION WITH UNIONS

10.10 The Acquired Group has completed all mandatory discussions with relevant trade unions in relation to the transactions contemplated by this Agreement and, to the best knowledge of the Seller, no industrial action is pending or likely as a consequence of Closing of this Agreement.

PENSIONS

11. Save as set out in the Disclosure Letter, none of the Acquired Group is a party to any agreement or has incurred any liability for the provision of benefits (other than those payable by law or collective agreements such as social security schemes and, with particular reference to Sweden, ITP Insurance) on or following the retirement or death of any employee of the Acquired Group. Each member of the Acquired Group has in all material respects complied with all its obligations and duties under national social security schemes and (in Sweden) the ITP Insurance scheme or has otherwise made provision in the Accounts for all pension liabilities.

INSOLVENCY ETC.

12.1 None of the Acquired Group has been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, according to the relevant provisions of national or international law.

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12.2                 All charges in favour of the Acquired Group required to be registered in order to comply with any relevant provisions of law have been so registered.

12.3 To the best knowledge of the Seller, no person who now is, or who at any time within the last three years was, a director or officer of the Acquired Group is, or at any material time was, subject to any disqualification order under relevant provisions of law.

12.4 To the best knowledge of the Seller, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in Warranties 12.1 to 12.3 if the Warranties were to be repeated at any time on or before Closing.

                          PART B: PROPERTY WARRANTIES

1.                   GENERAL

(a) The Data Room Index contains a complete list of the Properties.

(b) The Warranties in respect of the Properties set out herein are given in respect of other than non-material Buildings.

2.                   POSSESSION

(a) Save as mentioned in the Disclosure Letter, there are no leaseholds, tenancies, usufructory rights, easements or other rights affecting any of the Properties nor is there any agreement to grant the same.

(b) The Acquired Group is in possession of the whole of each of the Properties, none of which is vacant, and no other person is in or entitled to occupation of any of the Properties.

3.                   TITLE

(a) The Company, directly or indirectly, has a good and marketable title to each of the Properties and all relevant deeds and documents are in the possession or under the control of the Seller or the Acquired Group (except for those Properties subject to the mortgages or charges referred to in the Disclosure Letter, in which case they are held by the first mortgagees or chargees therein mentioned).

(b) No person has or claims a lien over any of the Properties or any relevant deeds or documents.

(c) Where title to the Properties is registered, it is registered with unencumbered title, free from any inhibition or notice and no unregistered title should have been registered.

4.                   ADVERSE INTERESTS

Except as specified in the Disclosure letter, the Properties are free from any:

(a)                  security interest, option or right of pre-emption;

(b) interest that could in any way override the interest of the owner;

(c) easement, right, privilege, restriction or encumbrance (including any arising under statute or any statutory power);

(d) right of occupation or enjoyment by any third party or the public, nor is any such right being acquired;

and there is no agreement to create any of the foregoing.

5.                   EASEMENTS ETC.

(a) The Acquired Group has the benefit of all easements, rights of way and for drainage and the supply of services required for the present use of the Acquired group and for any use for which they have been valued in the Last Accounts.

(b) All such rights and all rights of light, air and support are unconditional and perpetual and are enjoyed as of right.

(c) The Properties enjoy rights of access and egress over: (i) roads which have been adopted and are maintainable at public expense, with no outstanding or anticipated liability for road charges; and (ii) all roads at the Karlskoga Site whether or not such roads are owned or maintained at the expense of the Company.

(d) With the exception of the sewers on the Karlskoga Site which are owned, operated and maintained by the Company, the Properties drain into public sewers and are served by mains water, electricity, steam and gas utilities.

(e) No additional rights are necessary in order to permit the Acquired Group to enter any adjoining land to gain access to the Properties or to comply with fire regulations or any statutory requirement or to repair or maintain any building or erection on the Properties.

6.                   OUTGOINGS

(a) The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings (if any) specified in the Disclosure Letter.

(b) There is no outstanding liability for any rent, rates or taxes in respect of any of the Properties.

7.                   FIXTURES AND FITTINGS

All fixtures, fittings, plant and equipment at the Properties are the absolute property of the Seller or the Acquired Group free from any encumbrance, except as disclosed in the Disclosure Letter.

8.                   DISPUTES

There are no current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the

Properties or their use, nor are there any circumstances rendering any of the foregoing likely.

9.                   PLANNING AND RELATED MATTERS

(a) The Properties and all uses of and developments on the Properties comply with all town and country planning legislation and any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, regulations, consents or permissions made or granted under any of the same (PLANNING LEGISLATION).

(b) No planning permission in respect of any of the Properties is for a limited period or personal, and there are no other unusual or onerous planning conditions.

(c) All planning legislation and planning conditions in respect of any of the Properties have been complied with to date, and there is no reason why the same should not continue to be complied with.

(d) The Properties are currently used only for the purposes specified in the Disclosure Letter which are the permitted uses under planning legislation.

(e) There is no agreement or decision, actual or pending, affecting any of the Properties under any national planning or local governmental legislation or any legislation of a similar nature.

(f) There is no agreement with any local planning or other public authority entered into by the Acquired Group or which may be binding upon or enforceable against the Acquired Group or any person who is a successor in title of or who derives title from or under the original contracting party.

10.                  COMPULSORY ACQUISITION

There is no resolution or proposal for the compulsory acquisition of the Properties or any means of access thereto or egress therefrom.

11.                  BREACH OF COVENANT

(a) So far as the Seller is aware none of the Seller or the Acquired Group is in breach of any easement, restriction, stipulation or other obligation affecting any of the Properties, or the employment or health or safety of staff at, or conduct of the businesses of the Acquired Group upon, the Properties, nor has any breach been committed by any person in occupation of or deriving title under the Acquired Group to any of the Properties for which the Acquired Group could be actually or contingently liable.

(b) There is no reason why any of such easements, restrictions, stipulations and other obligations should not continue to be complied with.

12.                  CONTINGENT LIABILITIES

None of the Acquired Group is actually or contingently liable as an original contracting party to, or as guarantor of any party to, or otherwise contractually liable in respect of, any lease or leasehold property or licence connected therewith other than the leases of the Properties referred to in the Disclosure Letter.

13.                  STATE OF PROPERTIES

(a) None of the Acquired Group has received any adverse surveyors', engineers' or other professional report in respect of any of the Properties.

(b) The buildings and other structures on the Properties (including the Buildings) are in good and substantial repair and fit for the purposes for which they are presently used.

(c) There is no material defect, whether latent, inherent or otherwise, in the construction or condition of any of the Properties.

(d) None of the Properties is affected by past or present or, to the best of the knowledge of the Seller, currently contemplated mining activity or pipeline operations.

14.                  LEASEHOLD PROPERTIES

14.1                 In relation to such of the Properties as are leasehold:

(a) all covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with;

(b) there has been no complaint alleging any breach or any refusal to accept rent;

(c)                  no rent is or should be currently under review;

(d) there are no current possession notices or proceedings given or received by the Acquired Group in its capacity as landlord or tenant, nor are any such proceedings pending;

(e) none of the leases, other than leases at a full market rent, contains any provision for forfeiture on insolvency or liquidation or any prohibition against or requirement to obtain landlord's consent for charging or assignment;

(f) none of the leases requires the tenant to offer to surrender the same before or as a pre-condition of an assignment or under-letting or contains requirements to be satisfied on a change of ownership of the share capital or control of the tenant;

(g) the title of any landlord to grant any lease in relation to the Properties and all superior titles have been investigated on behalf of the Acquired Group and found to be satisfactory, and any consents required for the granting of the lease were duly obtained.

14.2 None of the Properties is let or occupied otherwise than by the Acquired Group.

15.                  BUILDINGS

The Company has a good and marketable legal title to all the Buildings and no third party has acquired any right of ownership or other right in respect of any of the Buildings.

16.                  INSURANCE

(a) All of the Properties and the Buildings have been at all material times and at the date hereof are covered by policies of insurance with reputable insurers or underwriters against fire and such other risks as are commonly insured against by companies owning assets of a similar nature.

(b) No claim is outstanding by the Acquired Group under any such policy of insurance and to the best knowledge of the Seller, there are no circumstances likely to give rise to such a claim.

                        PART C: ENVIRONMENTAL WARRANTIES

1.                   ENVIRONMENTAL PERMITS

(a) The Acquired Group have all Environmental Permits (other than the Outstanding Environmental Permit) and each such Environmental Permit is in full force and effect.

(b) Save as disclosed in relation to the Outstanding Environmental Permit, no proceeding or other action of whatever nature is pending, or is threatened or is under consideration seeking the suspension, revocation, variation, limitation of or otherwise relating to any Environmental Permit.

(c) Save as disclosed in relation to the Outstanding Environmental Permit, there are no facts or circumstances which will or are likely to result in any Environmental Permit being suspended, revoked, varied or limited or which may prejudice its renewal.

(d) Save as disclosed in relation to the Outstanding Environmental Permit, no appeals are pending or being contemplated in respect of the refusal of or conditions contained in any Environmental Permit or any action taken in respect of any Environmental Permit.

(e) No Environmental Permit is non-transferrable or requires consent, notification or other action to remain in full force and effect following Closing.

(f) Save as disclosed in relation to the Outstanding Environmental Permit, neither the Seller nor the Acquired Group has any reason to believe that those Environmental Permits which have not yet been granted and are pending will not be granted within a reasonable period of time and on terms which a reasonable operator would regard as not being unduly onerous.

2.                   COMPLIANCE WITH ENVIRONMENTAL PERMITS AND ENVIRONMENTAL
                     LAWS

(a) Each member of the Acquired Group has always complied in all material respects with the Environmental Permits and Applicable Laws as and when in existence from time to time and the existence and use of all the Properties and the machinery and other property employed in the conduct of the businesses of the Acquired Group has been and is, in all material respects, in accordance with the Environmental Permits and Applicable Laws.

(b) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, and to the best knowledge of the Seller during the period of five (5) years before the Closing Date, no complaint has been made, no penalty has been assessed and no investigation or review is pending or is threatened, by any governmental entity or other person with respect to:

                       (i) any alleged violation by the Acquired Group of any Applicable Law including the failure by the Acquired Group to report to the proper governmental entity or authority, or any local authority, the occurrence of any event which is required to be so reported by any Applicable Law; or

                       (ii) any alleged failure by the Acquired Group to have or to operate in compliance with any Environmental Permit; or

                       (iii)  any Environmental Matter.

(c) Save as disclosed in relation to the Karlskoga Site, there are in relation to the businesses of the Acquired Group and the Properties no past or present events, conditions, circumstances, activities, practices, incidents, actions or proposals which may interfere with or prevent compliance with any Applicable Law or Environmental Permit.

3.                   ENVIRONMENTAL AUDIT

Neither the businesses of the Acquired Group nor any of the Properties has been the subject of any environmental audit or review save as has been fully disclosed to the Buyer in the Disclosure Letter.

                            PART D:  TAX WARRANTIES

DEFINITIONS

1.                   In this Part D of Schedule 2:

EVENT includes (without limitation) the death or the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an event occurring on or before a particular date shall include events which for tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date;

GROUP COMPANY means the Company and any other member of the Acquired Group.

RECOVERABLE TAX LOSSES means any loss in any Group Company which such Group Company is entitled fully to offset against profits for income tax purposes in any financial year following that in which the loss was incurred, subject to no restriction on account of any event before the Closing Date;

RELIEF includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any other saving of tax, and:

(a) any reference to the use or set off of relief shall be construed accordingly and shall include use or set off in part; and

(b) any reference to the loss of a relief shall include the absence or non-existence of any such relief, or to such relief being available only in a reduced amount;

TAX LIABILITY means both:

                     (a) a liability of any Group Company to make or suffer an actual payment of tax (or an amount in respect of tax including fines, penalties and interest); and

                     (b) the use, set off or loss of any relief or right to repayment of tax by any Group Company;

and in case of a tax liability within subparagraph (b) the amount of the tax liability shall be the actual payment of tax which would have been required to be made but for the event within subparagraph (b).

GENERAL/COMPLIANCE

LAST ACCOUNTS

2.1 No member of the Acquired Group will be subject to any tax liability on account of any transaction or event occurring or deemed to occur on or at any time before Closing, nor to any tax liability arising after Closing owing to an adjustment or change imposed by any tax authority to the treatment for taxation of any transaction or event occurring or deemed to occur on or at any time before Closing otherwise than by reason of a voluntary act or omission of any member of the Acquired Group which is not in the ordinary course of its business and which is not fully provided for in the Closing Accounts. No relief taken into account in computing or eliminating any provision for deferred tax in the Last Accounts has been or could be prejudiced by any event occurring or occurred after the Last Accounts Date. All other warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

CONTINUING COMMITMENTS

2.2 So far as the Seller is aware, all sums payable under any obligation incurred by any Group Company prior to Closing and which will continue to bind any Group Company after Closing have been and will continue to be deductible, directly or by way of depreciation allowances, for the purposes of any tax on corporate income, profits or gains, either in computing the profits of any Group Company or in computing a tax liability of it.

RETURNS ETC

2.3 Each Group Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with any tax authority.

DISPUTES, INVESTIGATIONS

2.4 No Group Company is involved in any current dispute with any tax authority or is or has in the last six (6) years been the subject of any investigation, audit or non-routine visit by any tax authority. So far as the Seller is aware in relation to each Group Company, there is no planned investigation, audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, audit or non-routine visit to be instituted.

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PENALTIES, INTEREST

2.5 Within the past six years, no Group Company nor any director or officer of any Group Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any tax authority, any penalty, fine, surcharge or interest in respect of tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to pay tax on the due date for payment).

CONSENTS, CLEARANCES

2.6 No transaction in respect of which any consent, clearance or dispensation was required or sought from any tax authority has been entered into or carried out by any Group Company without such consent, clearance or dispensation having first been properly obtained and all information supplied to any tax authority or other appropriate authority in connection with any such consent, clearance or dispensation fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance. Any transaction for which such consent, clearance or dispensation was obtained has been carried out only in accordance with the terms of such consent, clearance or dispensation and the application on which the consent, clearance or dispensation was based and at a time when such consent, clearance or dispensation was valid and effective. No facts or circumstances have arisen since any such consent, clearance or dispensation was obtained which would cause the consent, clearance or dispensation to become invalid or ineffective.

SPECIAL ARRANGEMENTS

2.7 No tax authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any Group Company's affairs.

OUTSTANDING RIGHTS

2.8 The Disclosure Letter gives details of the rights of each Group Company which have not, at the time of Closing, been exercised, to make any claim for relief or any election for a basis or method of tax or type of relief and any rights to make an appeal against an assessment to tax or an application for postponement or deferral of the payment of any tax.

AGENCY, PERMANENT ESTABLISHMENT

2.9 To the best knowledge of the Seller, no Group Company is liable for any tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any tax purpose.

EMPLOYEES

3. All amounts payable to any tax authority in respect of any employee (including any tax deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) due and payable by any Group Company up to the date hereof have been duly paid and each Group Company has made all such deductions and retentions as should have been made under applicable laws or regulations.

COMPANY RESIDENCE

4. To the best knowledge of the Seller, each Group Company is and has at all times been resident for tax purposes in its country of incorporation and is not and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

TRANSFER PRICING, THIN CAPITALISATION

5.1 All transactions between any Group Companies, or between any Group Company and any current or past member of the Retained Group have been and are on fully arm's length terms. There are no circumstances which could cause any tax authority to make any adjustment for tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

5.2 Without prejudice to the generality of the preceding paragraph, no Group Company is or could be treated as thinly capitalised for any tax purpose. There are no circumstances which could cause any tax authority to deny relief for interest paid by any Group Company, and no such relief has been denied in fact.

VALUE ADDED TAX

6.1 For the purposes of this paragraph 6 the expression "VAT" means value added tax or any similar sales or turnover tax of any relevant jurisdiction, and "VAT legislation" means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant tax authority, and any concession referred to in the Disclosure Letter.

6.2                  In relation to each Group Company:

(a) it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;

(b) it has complied fully with and observed in all material respects the terms of VAT legislation;

(c) it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

(d)                  it obtains credit for all input tax paid or suffered by it;

(e) it is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

(f) it is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

6.3 Since the Last Accounts Date all VAT, import duty and other taxes or charges payable upon the importation of goods or services and all excise duties payable in respect of any assets (including trading stock) imported or owned by any Group Company have been paid in full.

STAMP DUTY

7. All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled which establish or are necessary to establish the title of any Group Company to any asset have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

RECOVERABLE TAX LOSSES

8.1 The Recoverable Tax Losses of the Company and the Subsidiary as at 9.00 a.m. on the Closing Date will be Swedish Krona twelve million two hundred and thirty-five thousand (SEK 12,235,000).

8.2 As at 9.00 a.m. on the Closing Date, in addition to the amount stated in Warranty 8.1, a further Swedish Krona sixty million (SEK 60,000,000) of Recoverable Tax Losses will be available to the Company.

8.3 For the avoidance of doubt the total Recoverable Tax Losses of the Company and the Subsidiary as at 9.00 a.m. on the Closing Date will be Swedish Krona seventy-two million two hundred and thirty-five thousand (SEK 72,235,000), being an aggregate of the amounts stated in Warranty 8.1 and Warranty 8.2.

8.4 Payment for breach of Warranty under this Warranty 8 shall be made when a tax liability in respect of any financial year arises which would not have arisen but for a deficiency in Recoverable Tax Losses in breach of Warranty 8.1 or Warranty 8.2, as applicable, and the amount of such payment shall be the amount of the tax liability arising which would not have arisen but for such deficiency.

8.5 No payment shall be due owing to breach of Warranty in Warranty 8.2 to the extent that it, together with the aggregate of payments (if any) previously having fallen due for previous breaches of such Warranty exceeds US Dollars one million (US$ 1,000,000) converted into Swedish Krona at the US Dollar: Swedish Krona Closing Exchange Rate.

                                   SCHEDULE 3

                                CLOSING ACCOUNTS

1.                   GENERAL REQUIREMENTS

                     The Closing Accounts shall:

(a)                  be prepared as at the Closing Date;

(b) state the assets and liabilities of each member of the Acquired Group on a separate and on a combined basis, as indicated in paragraph 2 below;

(c) (except as otherwise specifically provided in this Schedule) be prepared in accordance with the generally accepted accounting principles and financial reporting standards in Sweden and on a basis consistent with that applied in the preparation of the Balance Sheet and, where relevant, consistent with the following guidelines which have been in use by the Company for the calculation of balances in key working capital accounts:

                     A.       Stocks (Inventory)

                     (i) All quantities on hand to be confirmed by physical count on the Closing Date of all items, whether saleable or not. Both parties have the right to observe the count to ensure it is conducted satisfactorily.

                     (ii) The value of the stocks at Standard to be determined by multiplying the quantity counted by the Standard Cost.

                     (iii) If there have been manufacturing variances from Standard, the value in (ii) above will be adjusted to include that portion of such variances to the quantities on hand at the Closing Date.

                     (iv) From the list of material identified in the physical count the value of the following items will be deducted from the value calculated in
                              (iii):

                              (aa) any item not meeting specifications or unsaleable or unusable for any other reason;

                              (bb) any item manufactured more than one year prior to the Closing Date;

                              (cc) any quantity of any item in excess of sales in the prior twelve months. An exception to this would be an item offered for sale for the first time in the last twelve months, in which case the basis will be the forecasted sale in the next twelve months.

                     (v) If material identified in (iv) cannot be reworked in the plant at reasonable cost in less than one year, a reserve will be booked for the disposal of the material.

                     B.       ACCOUNTS RECEIVABLE

                     Accounts Receivable will represent all accounts due from customers for goods or services rendered on the last day of the month prior to the Closing Date. This amount will be reduced by:

                     (i) any amounts due from any customer in bankruptcy or in liquidation or otherwise not able to pay;

                     (ii) any amount for which an agreement has been made to issue a credit for any reason;

                     (iii) any amount more than 60 days past due date, except for amounts due from Sales Companies; and

                     (iv) any payments received between the last day of the month prior to the Closing Date and Closing Date in payment of any of the accounts referred to above.

                     This amount shall be increased by:

                     (aa) all invoices issued since the first day of the month of the Closing Date for which payment has not been received; and

                     (bb) the sales value of any goods or services rendered since the first day of the month of the Closing Date through to the Closing Date which have not been included in (aa) above.

                     C.       ACCOUNTS PAYABLE

                     Accounts Payable will include all amounts for goods or services which have been received and invoices received from the supplier of the goods or services less any amount for which the supplier has agreed to allow a credit as of the Closing Date.

(d)                  be prepared in the format set out in paragraph 2 below; and

(e) not re-appraise the value of any of the assets of the Acquired Group as a result of the change in ownership of the share capital of the Acquired Group (or any changes in the business of the Acquired Group since Closing following such change in ownership).

2.                   FORMAT

                                                   CLOSING ACCOUNTS WORKING CAPITAL

                                                                        SALES COMPANIES
- - ------------------------------------------------------------------------------------------------------------------------------------
                                      NOBEL           NOBEL            NOBEL            NOBEL              NOBEL           TOTAL
                                      CHEMICALS       CHEMICALS        CHEMICALS        CHEMICALS          CHEMICALS
                                      AB              INTL             INC. (US)        LTD (UK)           GMBH
- - ------------------------------------------------------------------------------------------------------------------------------------
OPERATING ASSETS
Advances to Suppliers
Accounts Receivable
Notes Receivable
Prepaid Expenses
Miscellaneous Trade Receivables
Inventories
Intra-Acquired Group Receivables
Inter-Retained Group Receivables
Tax Receivable
                                    ------------------------------------------------------------------------------------------------
                                    ================================================================================================

OPERATING LIABILITIES
Advances from Customers
Accounts Payable
Notes Payable
Accrued Expenses
Miscellaneous Trade Payables
Intra-Acquired Group Payables
Inter-Retained Group Payables
Current Tax Payable
                                    ------------------------------------------------------------------------------------------------
                                    ================================================================================================
                                                                                                     WORKING CAPITAL
                                                                                                                     ==============
                                                                                                     CLOSING CASH
                                                                                                                     ==============



3.                   PROVISIONAL CLOSING ACCOUNTS

The Provisional Closing Accounts shall be prepared as at the last Business Day of the month preceding the month in which the Closing Date occurs on the same basis as that set out in paragraph 1 above for the Closing Accounts and in the following format:
                      PROVISIONAL CLOSING WORKING CAPITAL

                                                                         SALES COMPANIES
- - ------------------------------------------------------------------------------------------------------------------------------------
                                     NOBEL             NOBEL          NOBEL              NOBEL            NOBEL           TOTAL
                                     CHEMICALS         CHEMICALS      CHEMICALS          CHEMICALS        CHEMICALS
                                     AB                INTL           INC. (US)          LTD (UK)         GMBH
- - -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ASSETS
Advances to Suppliers
Accounts Receivable
Notes Receivable
Prepaid Expenses
Miscellaneous Trade Receivables
Inventories
Intra-Acquired Group Receivables
Inter-Retained Group Receivables
Tax Receivable
                                     ---------------------------------------------------------------------------------------------
                                     =============================================================================================

OPERATING LIABILITIES
Advances from Customers
Accounts Payable
Notes Payable
Accrued Expenses
Miscellaneous Trade Payables
Intra-Acquired Group Payables
Inter-Retained Group Payables
Current Tax Payable
                                     ---------------------------------------------------------------------------------------------
                                     =============================================================================================

                                                                                        WORKING CAPITAL
                                                                                                                      ============

                                                                                        PROVISIONAL CLOSING  CASH
                                                                                                                      ============


                                   SCHEDULE 4

                               THE BANK ACCOUNTS

1. NOBEL CHEMICALS AB

Bank

Skandinaviska Enskilda Banken                                  Kontonummer/Account Numbers

Transaction account                    SEK                     5313-1001291

              ---"---                  FRF                     5201-8207040

              ---"---                  NOK                     5201-8207075

              ---"---                  CHF                     5201-8207083

              ---"---                  GBP                     5201-8207091

              ---"---                  DEM                     5201-8207105

              ---"---                  USD                     5201-8207148

              ---"---                  ITL                     5201-8257811

              ---"---                  JPY                     5201-8261118

Svenska Handelsbanken

Transaction account                    SEK                     6581-761940898

              ---"---                  DEM                     99-42405599

              ---"---                  USD                     99-42405459

Bankgiro                                                       696-4969

Postgiro                                                       491-3262-4

2. NOBEL CHEMICALS LIMITED

Skandinaviska Enskilda
Banken

Transaction Account                                            20898012

3.  NOBEL CHEMICALS GMBH

Dresdner Bank AG

Cash-pool Account                                              878820000

Bankgiro                                                       BLZ 700 80000

4.  NOBEL CHEMICALS, INC.

First Union National Bank of
South Carolina

Money Market Account                                           2010000127764

Transaction Account                                            2010000127748

                                   SCHEDULE 5

                             CLOSING EXCHANGE RATE

The spot U.S. Dollar to Dutch Guilder, Italian Lire and Swedish Krona exchange rates shall be those determined as the ask rates derived from Reuters pages NLG=, ITL= and SEK= respectively, by Warburgs at 9.00am (London time) on the Business Day immediately preceding the Closing Date. The respective cross rates shall be determined by Warburgs from the rates specified above.

                                   SCHEDULE 6

                               APPROVED PROJECTS

Requested Capital Expenditures 1994-08-26

                                         Total       Estimated     Expenditures
                                         amount        94 Q3           94 Q4          Later
                                         --------------------------------------------------
A.  ENVIRONMENTAL

1.  Measuring instrument for
    NOX-emmissions
                                           1            0,5             0,5            --
2.  Tank farm for hydrochloric
    acid/caustic soda                      4            0,5             1,5             2

B.  CAPACITY INCREASES

1.  Drying/blending facilities for
    multi-purpose plan F24
                                          15             2               1             12
2.  Increased capacity - 5-ASA            12             1               5              6

3.  Increased capacity -
    nitrated products                      9             1               2              6

4.  Centrifuge F46                         4             1               -              3

    GRAND TOTAL                           45             6              10             29

                                   SCHEDULE 7

                                 KEY EMPLOYEES

           Claes Glassell

           Jan Stureborg

           Carl Johansson

           Monika Lekander

           Douglas Welter

                                   SCHEDULE 8

                                 BALANCE SHEET

                                 (SEK Million)


                                                                    SALES COMPANIES
- - ---------------------------------------------------------------------------------------------------------------------
                                       NOBEL       NOBEL        NOBEL            NOBEL           NOBEL         TOTAL
                                       CHEMICALS   CHEMICALS    CHEMICALS        CHEMICALS       CHEMICALS
                                       AB          INTL         INC. (US)        LTD (UK)        GMBH
- - ---------------------------------------------------------------------------------------------------------------------
OPERATING ASSETS
Advances to Suppliers                       -         -             -                 -              -              -
Accounts Receivable                      34.8         -          13.3               2.5            7.0           57.6
Notes Receivable                          4.1         -             -                 -              -            4.1
Prepaid Expenses                         12.2         -           1.4                 -              -           13.6
Miscellaneous Trade Receivables          11.8       0.4             -               0.1            0.0           12.3
Inventories                             130.5         -           2.2               0.3            1.4          134.4
Intra-Acquired Group Receivables         23.3         -             -                 -              -           23.3
Inter-Retained Group Receivables          0.5         -             -                 -              -            0.5
Tax Receivable                              -         -             -                 -              -              -
                                  -----------------------------------------------------------------------------------
                                        217.2       0.4          16.9               2.9            8.4          245.8
                                  ===================================================================================

OPERATING LIABILITIES
Advances from Customers                     -         -             -                 -              -              -
Accounts Payable                         35.5         -           1.6                 -             0.1           37.2
Notes Payable                               -         -             -                 -              -              -
Accrued Expenses                         35.3         -           2.0               0.1            0.0           37.4
Miscellaneous Trade Payables              3.9         -             -               0.4            0.1            4.4
Intra-Acquired Group Payables               -         -           8.5               7.1            7.7           23.3
Inter-Retained Group Payables             2.7         -           0.1                 -            0.0            2.8
Current Tax Payable                         -         -             -               0.2              -            0.2
                                  -----------------------------------------------------------------------------------
                                         77.4         -          12.2               7.8            7.9          105.3
                                  ===================================================================================
                                                                                          WORKING CAPITAL     140.533
                                                                                                           ==========

                                   SCHEDULE 9

                                   DIRECTORS


               Christer Anderson

               Ove Mattson

               Soren Mellstig

               Torbjorn Norin

               Olle Werner

               Heinz Hackl

SIGNED by                                 )
for and on behalf of                      ) /s/
AKZO NOBEL A.B.                           )
in the presence of:                       )

/s/
/s/


SIGNED by                                 )
for and on behalf of                      ) /s/
AKZO NOBEL N.V.                           )
in the presence of:                       )

/s/
/s/


SIGNED by                                 )
for and on behalf of                      )
CAMBREX CORPORATION                       )
in the presence of:                       )